Exhibit 2.1

Execution copy

ASSET TRANSFER AGREEMENT

between

Polymer Group, Inc.

Parámetro Tecnológico, S.L.U.

and

Tesalca-99, S.A.

Texnovo, S.A.

and

Grupo Corinpa, S.L.

October 30, 2009

THE PARTIES		4

WHEREAS		5

CLAUSES		7

1.	DEFINITIONS	7

2.	PHASE I	7

2.1.	OBJECT: TRANSFERRED ASSETS	7
2.2.	CLOSING PHASE I	8
2.3.	CONSIDERATION	9
2.3.1.	Amount	9
2.3.2.	Taxes	11
2.4.	CONDITIONS PRECEDENT FOR CLOSING OF PHASE I	12
2.4.1.	Conditions precedent	12
2.4.2.	Cooperation for completion of the Conditions of Phase I	13
2.5.	CLOSING DATE OF PHASE I	13
2.5.1.	Place, date and time	13
2.5.2.	Closing deed	13
2.5.3.	Phase I New Quotas Transfer Deed	14
2.5.4.	Transfer of title	15
2.5.5.	Transfer of undertaking	15
2.5.6.	Notifications	15
2.5.7.	License of the Intellectual Property Rights	15
2.5.8.	Additional actions on Closing Phase I	16

3.	PHASE II	16

3.1.	OBJECT: PUT AND CALL OPTIONS	16
3.1.1.	EBITDAR determination	17
3.1.2.	Failure to meet the Projected EBITDAR	18
3.2.	CONDITIONS PRECEDENT FOR CLOSING OF PHASE II	18
3.3.	CLOSING PHASE II	20
3.4.	CONSIDERATION	20
3.4.1.	Amount	20
3.4.2.	Adjustment of the Consideration for Phase II	22
3.4.3.	Payment of the Consideration for Phase II	23
3.5.	CLOSING DATE OF PHASE II	25
3.5.1.	Second Share Capital Increase Notarial Deed	25
3.5.2.	Phase II New Quotas Transfer Deed	26
3.5.3.	Transferors’ Debt Obligations	26
3.5.4.	Transfer of title	27

4.	MANAGEMENT OF THE BUSINESS THROUGH THE CLOSING DATES	28

4.1.	MANAGEMENT OF THE BUSINESS UNTIL THE CLOSING DATE OF PHASE I	28
4.2.	MANAGEMENT OF THE BUSINESS UNTIL THE CLOSING DATE OF PHASE II	29
4.3.	MATERIAL ADVERSE CHANGES	30
4.4.	ACQUIRER AND PGI´S MANAGEMENT OF THE BUSINESS	30

5.	REPRESENTATIONS AND WARRANTIES	31

5.1.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS AND CORINPA	31
5.1.1.	Transferors and Corinpa capacity	31
5.1.2.	Legal status of the Transferors and Corinpa	31
5.1.3.	No conflict	32
5.1.4.	Delivery of information	32
5.1.5.	Financial statements and Working Capital	32
5.1.6.	Indebtedness	33

5.1.7.	Real Estate Property and Transferred Assets	33
5.1.8.	Contracts	34
5.1.9.	Compliance with licences and authorisations	34
5.1.10.	Employment and Social Security	34
5.1.11.	Intellectual Property	37
5.1.12.	Litigation	39
5.1.13.	Product liability	40
5.1.14.	Compliance with competition	40
5.1.15.	Compliance with environmental regulations	40
5.1.16.	Compliance with tax regulations	40
5.1.17.	Compliance with applicable law	41
5.1.18.	Notification of the Transaction to antitrust authorities	41
5.2.	REPRESENTATIONS AND WARRANTIES OF PGI AND THE ACQUIRER	41
5.2.1.	Legal Status and capacity	41
5.2.2.	Share capital of PGI and title to Class A Shares	42
5.2.3.	PGI financial statements	42
5.2.4.	No conflict	43
5.3.	NATURE OF THE REPRESENTATIONS AND WARRANTIES	43

6.	LIABILITY REGIME	43

6.1.	INDEMNIFICATION EVENTS	44
6.1.1.	Acquirer’s and PGI’s liability	44
6.1.2.	Transferors’ and Corinpa’s liability	44
6.2.	INDEMNIFICATION TERM	45
6.3.	SPECIFIC INDEMNITIES	46
6.4.	INDEMNIFICATION PROCEDURE	48
6.5.	THIRD PARTY CLAIMS	48
6.6.	RIGHT OF SET-OFF	49
6.7.	BANK GUARANTEE	49
6.8.	PGI’S GUARANTEE	50

7.	NON-COMPETITION AND NON-SOLICITATION	50

8.	TRANSFERORS’ ADDITIONAL COVENANTS	51

8.1.	TAX CERTIFICATE	51
8.2.	POST-CLOSING TRANSITION SERVICES	51
8.3.	INTELLECTUAL PROPERTY RIGHTS	51

9.	TRANSFERORS’ REPRESENTATIVES	51

10.	PUBLIC ANNOUNCEMENTS	52

11.	NOTICES	52

12.	EXPENSES	53

13.	WAIVER	53

14.	ENTIRE AGREEMENT	53

15.	SEVERABILITY	54

16.	LAW AND JURISDICTION	54

17.	GOVERNING LANGUAGE	54

On October 30, 2009

THE PARTIES

I.                            On the one part,

•                                Polymer Group, Inc. (“PGI”), a company duly incorporated and validly existing under the laws of the State of Delaware, United States of America, with its principal place of business at 9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina 28269.

It is herein represented by Mr. Dennis Edward Norman, of legal age, of U.S.A. nationality, with professional domicile 9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina (U.S.A.) and holder of Passport number 206479955, in force, who acts by virtue of a special power of attorney granted on October 27, 2009 before the Notary in Mecklenburg County, North Carolina, Mr. Daniel L Rikard.

•                                Parámetro Tecnológico, S.L.U. (“Newco” or the “Acquirer”), a company duly incorporated and validly existing under the laws of Spain, with corporate domicile at calle Agustina Saragossa, número 3, 3º A, registered with the Commercial Registry of Barcelona under Volume 41,333; Folio 119; Sheet B-390527, and with Tax Identification Number B-65138802.

It is herein represented by Mr. Michael Wayne Hale, of legal age, of U.S.A. nationality, with professional domicile at P.O. Box 903, Benson, North Carolina (U.S.A.), who acts in his capacity as sole director of the Acquirer.

II.                        On the other part,

•                                Tesalca-99, S.A. (“Tesalca”), a company duly incorporated and validly existing under the laws of Spain, with corporate domicile at 73-79, 5, Travessera de Gracia, Barcelona (Spain), registered with the Commercial Registry of Barcelona at Sheet B-196769, and with Tax Identification Number A-61956645.

Tesalca is duly represented in this act by (i) Grupo Corinpa, S.L. (“Corinpa”), a company duly incorporated and validly existing under the laws of Spain, with corporate domicile at 31-3ª Anglí, Barcelona (Spain), registered with the Commercial Registry of Barcelona at Sheet B-218.085, and with Tax Identification Number B-62368980, herein represented by Mr. José Durany Pich of Spanish nationality, of legal age, married, with professional domicile at Corinpa and holder of Identity Card number 35.008.513-Y, in force, and (ii) Texnovo,

S.A. (“Texnovo”), a company duly incorporated and validly existing under the laws of Spain, with corporate domicile at 73-79, 5, Travessera de Gracia, Barcelona, registered with the Commercial Registry of Barcelona at Sheet B-72397, and with Tax Identification Number A-58774589, herein represented by Mr. Juan Pich-Aguilera Roca of Spanish nationality, of legal age, married, with professional domicile at Corinpa and holder of Identity Card number 46.120.331-H, in force.

Corinpa and Texnovo act in their capacity as joint Directors of Tesalca.

•                                Texnovo.

Texnovo is duly represented in this act by (i) Corinpa, herein represented by Mr. José Durany Pich of Spanish nationality, of legal age, married, with professional domicile at Corinpa and holder of Identity Card number 35.008.513-Y, in force, and (ii) Tesalca, herein represented by Mr. Juan Pich-Aguilera Roca of Spanish nationality, of legal age, married, with professional domicile at Corinpa and holder of Identity Card number 46.120.331-H, in force.

Corinpa and Tesalca act in their capacity as joint Directors of Texnovo.

Tesalca and Texnovo will be hereinafter referred to, jointly, as the “Transferors” and individually as a “Transferor”.

III.                    And on the other part,

•                                Corinpa.

Corinpa is duly represented in this act by Mr. José Durany Pich and Mr. Juan Pich-Aguilera Roca, both of Spanish nationality, of legal age, married, with professional domicile at Corinpa and respectively holders of Identity Card number 35.008.513-Y and number 46.120.331-H, respectively, in force, who act in their capacity as joint managing Directors of Corinpa.

PGI, Newco, Tesalca, Texnovo and Corinpa will be hereinafter referred to, jointly, as the “Parties” and individually as a “Party”.

WHEREAS

I.                               The Transferors are involved in the nonwovens business, which includes the manufacturing, distribution and commercialisation of microperforated and spunbonded nonwoven products (the “Activity”). The Activity is carried out by the Transferors in their places of business located in La Selva del Camp (Tarragona), Spain, and in the offices located in Travessera de Gràcia, 73-79

(Barcelona), Spain (the land and buildings located in La Selva del Camp (Tarragona), Spain and in Travessera de Gràcia, 73-79 (Barcelona), Spain, constitute the “Premises”).

II.        PGI Nonwovens, B.V., a Dutch company pertaining to PGI’s group of companies, has acquired Newco, a Spanish private limited liability company (sociedad de responsabilidad limitada) to carry out the obligations under this Agreement.

III.       The Parties have been engaged in negotiations with regard to, among others, the following:

(i)         in “Phase I”, (a) the granting of a License Agreement over the Intellectual Property Rights; and (b) except for the Intellectual Property Rights, and those assets listed in Annex III.1 (the “Non Related Business Assets”) and Annex III.2 (the “Phase II Assets”), the sale by the Transferors to the Acquirer of all the assets which are used to carry out the Activity, including without limitation: (i) the customer lists of the Transferors; (ii) the full customer relationship; (iii) the working capital defined in Annex III.3 as the Current Assets and the Current Liabilities (the “Working Capital”); and (iv) the personnel associated to the Activity (collectively, the “Business”); and

(ii)        in “Phase II”, the granting by the Transferors and the Acquirer to each other respectively of put and call option rights over the Phase II Assets and the Intellectual Property Rights, which may be exercised in the terms and conditions set forth in this Agreement (as defined hereinafter).

IV.       As a consequence of these negotiations, on May 11, 2009, PGI, Tesalca, and Texnovo entered into a non binding letter of intent, updated on May 27, 2009, which sets forth the proposed transfer structure which was developed to meet the needs of both parties (the “Non-binding Letter of Intent”).

V.        PGI and the Transferors are interested in the potential combination of their operations to better serve its global costumers base on a more complete and competitive basis.

VI.       The Shareholders’ Meeting of each of the Transferors have approved the asset transfer and other transactions included herein.

VII.     The Parties wish to exchange certain considerations in exchange for (i) in Phase I, the Business; and (ii) in Phase II, the Phase II Assets and the Intellectual Property Rights.

VIII.    Based on the foregoing, the Parties have reached an asset transfer agreement (the “Agreement”), which shall be governed by the following terms and conditions:

CLAUSES

1.                            DEFINITIONS

For purposes of this Agreement, the terms appearing in Annex I shall have the meaning set forth therein. Other terms may be defined elsewhere in this Agreement.

2.                            PHASE I

2.1.                  Object: Transferred Assets

Subject to Closing Phase I (as defined in Clause 2.2), the Transferors will transfer and the Acquirer will accept all the assets of the Business owned by the Transferors, including all of those described in Annex 2.1, which include, inter alia, (i) the assignment in favour of the Acquirer (and its consequent subrogation under the same terms and conditions) of the factoring agreement entered into between the Transferors and Coface Factoring España, S.L.U. on November 28, 2008 and (ii) the Transferors Working Capital as of the Closing Date of Phase I (as defined below) (the “Transferred Assets”), but, excluding (i) the Non Related Business Assets, (ii) the Phase II Assets (including any fixed assets) and (iii) the Intellectual Property Rights, in the terms and subject to the conditions contained herein, free of any options, charges or liens (the “Transaction”). For avoidance of doubt, (i) Annex III.2 lists the Phase II Assets, which are comprised of the Premises and the equipment and machinery, leased under the financial lease agreements or owned by the Transferors, listed in Annex 2.4.1 (the “Premises and Equipment”), which shall be leased by the Acquirer as provided under Clause 2.4.1 (iii) below; (ii) Annex 5.1.11 lists the registered Intellectual Property Rights, which shall be licensed by the Transferors to the Acquirer as provided under Clause 2.5.7 below; and (iii) Annex III.1 lists the Non Related Business Assets, which are excluded and, hence, not transferred to the Acquirer.

The Transferors do not transfer and the Acquirer does not acquire the Transferred Assets as individual items, but the Business as a going concern, suitable to be autonomously and independently managed.

Without limiting the generality of the foregoing, the Transferred Assets include the following:

(i)                           the tangible assets used in the Business, including without limitation those listed in Annex 2.1 (i);

(ii)                        the Working Capital;

(iii)                     all the contracts which are necessary in order to carry out the Activity, including without limitation those listed on Annex 2.1 (iii) (the “Assumed Contracts”);

(iv)                    to the extent permitted by applicable legislation, whatever permits, authorizations, approvals and licenses are necessary in order to carry on the Activity; and

(v)                       all goodwill in the foregoing and any confidential documents and know-how of any type relating to the Business (subject to any restrictions that may result from agreements with third parties or by operation of law), including without limitation, the customers base and documents relating to suppliers, products and security files in connection with the Activity.

The Transferors declare that the Transferred Assets, as listed in Annex 2.1, are all the assets owned by them which are used in the Business, and that there are no assets in any of Tesalca, Texnovo or Corinpa which are used in the Business other than the Transferred Assets, save for the Phase II Assets listed in Annex III.2 and the Intellectual Property Rights.

The only liability transferred with the Business from the Transferors to the Acquirer in Phase I is (a) the obligation to pay the amount of the accounts payable to suppliers of the Activity as listed or provisioned in Annex 2.1 (iv), duly accounted in the Transferors’ Financial Statements as of 31 August, 2009, herein attached as Annex 5.1.5 (i), and those accrued since then until the Closing Date of Phase I, in the ordinary course of their businesses (the “Accounts Payable to Suppliers”), as well as the (b) other obligations arising from the Assumed Contracts and/or any other ordinary outstanding costs and expenses duly accounted also in the Transferors’ Financial Statements as of 31 August, 2009, herein attached as Annex 5.1.5 (i) or accrued since then until the Closing Date of Phase I, in the ordinary course of their businesses, which include the obligations arising from the labour contracts of the Transferred Employees.

2.2.                  Closing Phase I

The consummation of the transfer of the Transferred Assets agreed hereunder (the “Closing Phase I”), shall take place on the Closing Date of Phase I (as this term is defined below).

Any payment made or collection received by the Transferors after the Closing Phase I, for concepts included within the Transferred Assets, whether generated or accrued by the Business before or after Closing Phase I, shall be immediately paid/delivered by the Transferors to the Acquirer.

Reciprocally, any payment made or collection received by the Acquirer after the Closing Phase I, for concepts not included within the Transferred Assets, whether generated or accrued by the Business before or after Closing Phase I, shall be immediately paid/delivered by the Acquirer to the Transferors.

For the purposes of the preceding paragraph, the Parties shall meet, at least, at the end of each calendar month, during six (6) months as from the

Closing Date of Phase I, to determine (i) those payments and collections accrued up to (and including) the Closing Date of Phase I but made/received after Closing Phase I; and (ii) whether those payments were made/received for concepts included within the Transferred Assets or not. To that end, each Party shall provide the other access to its books and records. Once the debtor or creditor balance of the Parties is determined, the positions of the respective parties will be set-off. The result will be paid to the creditor party in the manner agreed by the Transferors and the Acquirer and, in any case, no later than ten (10) working days following the meeting where the netting is agreed. Should the relevant parties not reach an agreement, the Transferors and the Acquirer shall meet to discuss and settle in good faith their differences. Should any differences remain unsolved after the said meeting, such differences shall be submitted to the binding determination of Deloitte Touche Tohmatsu (the “Independent Expert”), who shall issue its decision in respect therewith not later than the following thirty (30) business days. Where Deloitte Touche Tohmatsu does not accept its nomination as Independent Expert, KPMG shall undertake the functions of the Independent Expert. Should none of them issue its opinion on the controversy, the Independent Expert will be appointed by the Acquirer and the Transferors on a good faith basis.

The opinion issued by the Independent Expert shall be made in a form of a written report (the “Report”). Both parties undertake to cooperate with the Independent Expert and accept the provisions of the Report which shall, therefore, bind upon them. The costs of the Independent Expert shall be borne by the Party whose estimate is furthest from the Independent Expert’s figure set out in its Report.

2.3.                  Consideration

2.3.1. Amount

The consideration for the Transferred Assets (the “Consideration for Phase I”) shall be in the form of shares of Class A Common Stock of PGI (the “Class A Shares”) in sufficient number to represent 5% of the total shares of PGI outstanding immediately after giving effect to such issuance on the Closing Date of Phase I, subject to the terms and conditions laid down in this Clause.

2.3.1.1.                Contribution of the Transferred Assets

According to the procedure designed by the Acquirer in its own interest, on the Closing Date of Phase I, upon completion of the Conditions of Phase I (as defined later), the Transferors shall transfer the Transferred Assets to Newco in exchange for quotas (participaciones sociales) of the latter. Such transfer shall be made by way of an in-kind contribution in an increase of capital in Newco, pursuant to the procedure set forth in article 74 of the Spanish Private Limited Liabilities Companies Act (Ley de

Sociedades de Responsabilidad Limitada) in the form detailed in Clause 2.5.2, excluding thus any other corporate transaction which may benefit from the universal succession and, in particular, the “segregación”. The number of quotas (participaciones sociales) created in Newco (the “Phase I New Quotas”) will be attributed to the Transferors in proportion to the actual Transferred Assets contributed by each of them to Newco and shall be equivalent to the true value of the Transferred Assets. The Parties expressly waive to bring any action against either the directors of Newco, the sole shareholder of Newco or the Transferors on the grounds of article 21 of the Spanish Limited Liability Companies Act and related legislation.

2.3.1.2.                Transfer of the Phase I New Quotas

Immediately after the creation of the Phase I New Quotas, the Transferors shall transfer to PGI, in exchange for the Consideration of Phase I, the Phase I New Quotas. The transfer of the Phase I New Quotas to PGI shall be effectuated by means of a notarial deed, as further detailed in Clause 2.5.3, to be granted on the Closing Date of Phase I. Such transmission shall be made subject to the registration of the First Share Capital Increase Notarial Deed (as defined in Clause 2.5.2.) with the Commercial Registry of Barcelona. Upon registration of the First Share Capital Increase Notarial Deed with the Commercial Registry of Barcelona (the “First Condition”), the in rem effectiveness of the transfer of title of the Phase I New Quotas in favour of PGI will take place.

2.3.1.3.                Payment

Simultaneously to the transmission of the Phase I New Quotas to PGI described in Clause 2.3.1.2, PGI shall issue and deliver to the Transferors the Class A Shares which are the Consideration for Phase I. Such issuance and delivery shall be made on the Closing Date of Phase I, as defined below, but subject to the fulfillment of the First Condition.

Consequently, transfer of title of the Phase I New Quotas and the Class A Shares shall occur simultaneously.

The Consideration for Phase I shall be allocated as follows: (i) 2.78% Class A Shares, shall be transferred to Texnovo; and (ii) 2.22% Class A Shares, shall be transferred to Tesalca.

On Closing Phase I, the Transferors shall receive the Consideration for Phase I, as agreed in Clause 2.3., subject to the fulfillment of the First Condition. The Acquirer shall perform any and all necessary actions in order to warrant that the transferred shares can be immediately pledged by the Transferors in favour of third parties also subject to the First Condition being fulfilled.

2.3.1.4.                 Economic and political rights attached to the Phase I New Quotas until the First Condition is fulfilled

Although the transfer of the Phase I New Quotas, as per Clause 2.3.1.2, is subject to the fulfillment of the First Condition, the Transferors and the Acquirer agree that the exercise of the voting and any other political and/or economic rights attached to the Phase I New Quotas will belong to PGI as from the Closing Date of Phase I. Therefore, the Transferors shall not be entitled to exercise any political right nor receive any economic right from Newco as from the Closing Date of Phase I, and to the extent necessary those rights shall be deemed transferred and assigned to PGI as from the Closing Date of Phase I.

2.3.2.                           Taxes

2.3.2.1.                 Corporate Income Tax

The contribution of Transferred Assets shall not be carried out under the protection of the special Corporate Tax regime for restructuring transactions.

2.3.2.2.                 VAT

The contribution of the Transferred Assets to Newco shall be subject to Spanish VAT. VAT shall be calculated on the value of the inventory/stock and all the other tangible and intangible assets transferred, as provided for in the Spanish VAT Act 37/1992, of 28 December.

The Transferors shall provide Newco with the relevant invoice on the Closing of Phase I. This invoice shall comply with all the requirements set forth in Royal Decree 1496/2003, of November 28, 2003, approving the regulations on billing obligations. In particular, the invoice shall contain a breakdown of the Transferred Assets and its value.

The relevant VAT shall be paid in cash by Newco to the Transferors at the Closing Date of Phase I.

2.3.2.3.                 Potential additional taxes

Any Transfer Tax and/or Capital Duty or Stamp Duty which may arise as a result of the Closing of Phase I shall be borne by Newco.

2.4.                  Conditions precedent for Closing of Phase I

2.4.1.        Conditions precedent

The Closing Phase I is subject to the full completion, before the Closing Date of Phase I stated in Clause 2.5.1 below, of the following conditions precedent (the “Conditions of Phase I”):

(i)                             The execution of all the documents that support the Re-financing of the Transferors in substantially the terms and conditions stated in the Re-financing term sheet attached hereto as Annex 2.4.1 (i).

(ii)                        The obtaining of the approval in writing of the Re-financing banks to this transaction (as outlined in this Agreement) and all other documents/agreements contemplated herein.

(iii)                     The Parties shall obtain the consent from the counterparties of the Transferors in, at least, the agreements which are listed in Annex 2.4.1 (iii) in order to ensure the assignment thereof in favour of Newco.

With respect to the agreements listed in Annex 2.4.1 (iii) under items (ii), (iii) and (iv), if any of the consents to the assignment thereof has not been obtained before or on the Closing Date of Phase I, the Acquirer undertakes to proceed with the Phase I Closing (insofar as the rest of the Phase I Conditions are met) provided that the Transferors keep these agreements in force as they currently are until, at least, the obtaining of such consents or the expiration of the term set forth in each of the agreements, whichever is the earliest, and, as a consequence, continue sourcing the materials, services and utilities referred to therein for the purposes of reselling them to Newco, as needed, at the same price and under the same conditions stated in the agreements. In such cases, the price of the said supplies shall be anticipated or immediately refunded, jointly and severally, by Newco and/or PGI to the Transferors.

Other needed consents shall be requested and may be obtained after Closing Phase I. In the event that the transfer of the said contracts or licenses to Newco is objected by the relevant counterparty due to the recent formation and/or unknown solvency of the Newco, PGI will use its best commercial efforts to provide reasonable backing to convince and give comfort to the relevant counterparty about the capability of Newco to fulfil future obligations under said contracts or authorizations. PGI’s commitment under this paragraph may include but is not limited to the granting of joint and several guarantees and/or bank guarantees in favour of Newco, if necessary.

With regard to financial lease agreements listed in Annex 2.4.1, the Parties shall obtain a letter from the relevant financial entities stating that they unconditionally accept the sub-lease between the

Transferors, as sub-lessors, and the Acquirer, as sub-lessee, of the Premises and Equipment.

Consequently, the Parties shall enter with the Transferors on the Closing Date of Phase I into the agreed form of sub-lease agreement attached hereto as Annex 2.4.1 (iii) bis (the “Sub-lease Agreement”).

The Parties will instruct the Public Notary authorising the deed of Sub-lease Agreement to carry out the necessary steps in order to register the Sub-lease Agreement with the corresponding Land Registry.

2.4.2.        Cooperation for completion of the Conditions of Phase I

The Parties undertake to carry out their best efforts to implement the necessary steps and to marshal the documents which are necessary to satisfy the Conditions of Phase I before the Closing Date of Phase I.

To achieve the consent of the counterparties other than those mentioned in Clause 2.4.1 (iii) with respect to the contracts mentioned therein, the Parties shall make their best efforts to obtain their consent by means of joint visits to be made as from the date of execution of this Agreement or by way of communications to be made as soon as possible.

If on the Closing Date of Phase I, all of the Conditions of Phase I have not been accomplished and the Parties have neither waived in writing their rights to the unfulfilled Conditions of Phase I, nor agreed an extension for the Closing Date of Phase I, this Agreement shall not be binding and shall have no effect, none of the Parties having any claim against the other as a result thereof.

2.5.                  Closing Date of Phase I

2.5.1.        Place, date and time

For the purposes of this Agreement, Closing Phase I shall take place in the offices of Uría Menéndez Abogados, S.L.P., located in Barcelona, Avenida Diagonal, 514, not later than November 30th, 2009 at 10 a.m. or on such other date or at such other location as the Parties may mutually designate in writing, once fulfillment of all Conditions of Phase I has been verified or, as the case may be, once the Parties have waived in writing the fulfillment of those Conditions of Phase I not fulfilled (the “Closing Date of Phase I”).

2.5.2.        Closing deed

2.5.2.1.                 The Closing Deed of Phase I

Closing Phase I shall be carried out, at the Acquirer’s expense, by means of the granting of a public deed in front of a Spanish notary chosen by the Acquirer, whereby the Acquirer and the Transferors formalise this Agreement into a public deed (the “Closing Deed of Phase I”).

2.5.2.2.                 First Share Capital Increase Notarial Deed

On the Closing Date of Phase I, the corporate resolutions regarding the share capital increase in Newco and the execution of the report and related corporate acts shall be passed/executed by the Newco’s sole shareholder/director, respectively. The certificate containing these resolutions will be recorded into a notarial deed (the “First Share Capital Increase Notarial Deed”) in the form attached hereto as Annex 2.5.2.2.

Additionally, on the date thereof, the Transferors shall register with the Shareholders’ Registry Book of Newco (i) first, the creation of the Phase I New Quotas and the assumption thereof by the Transferors, and (ii) subsequently, the transfer of the ownership of the Phase I New Quotas in favour of PGI subject to the completion of the First Condition.

Furthermore, the Transferors and the Acquirer shall file or cause to be filed the First Share Capital Increase Notarial Deed with the Commercial Mercantile Registry of Barcelona in order to achieve registration as soon as practicable.

2.5.3.                           Phase I New Quotas Transfer Deed

As mentioned in Clause 2.3.1.2, on the Closing Date of Phase I, the Transferors and PGI shall execute a notarial deed in order to formalise the transfer of the Phase I New Quotas in favour of PGI (the “Phase I Quotas Transfer Deed”), in exchange for the Class A Shares, substantially in the form of Annex 2.5.3. Such transfer shall be made conditional upon to the fulfillment of the Fist Condition.

Once the First Share Capital Increase Notarial Deed is registered with the Commercial Registry of Barcelona and, therefore, the First Condition is fulfilled, the Transferors shall send a written notification to the Acquirer and PGI, along with a copy of the First Share Capital Increase Notarial Deed with the certificate of the Commercial Registry acknowledging the registration (cajetín de registro), in order to inform them about the fulfillment of the First Condition.  PGI will be entitled to appear before the Notary Public authorising the transfer of the Phase I New Quotas, individually, in order to prove the fulfillment of the First Condition, either by way of attaching to the Phase I Quotas Transfer Deed a copy of the registered First Share Capital Increase Deed or any other document that certifies the fulfillment of the First Condition.

Without prejudice to the foregoing, the Parties expressly state that the transfer of the Business shall take place on the Closing Date of Phase I.

2.5.4.        Transfer of title

The transfer of title on the Transferred Assets to the Acquirer and their delivery shall be understood as carried out by virtue of the execution of the Closing Deed of Phase I.

On the Closing Date of Phase I, as well as any other subsequent date as necessary, the Transferors shall execute and deliver all such further acts and deeds which may be required by the Acquirer for the effective transfer of Transferred Assets to the Acquirer.

2.5.5.        Transfer of undertaking

As from the Closing Date of Phase I, the Acquirer shall subrogate in the existing labour relationship between the Transferors and the employees linked to the Business, which are listed in Annex 2.5.5 (the “Transferred Employees”), as provided by article 44 of the Spanish Statute of Workers (Estatuto de los Trabajadores), thereby the Acquirer assuming all the terms and conditions of the labour relationship. Annex 2.5.5 lists the Transferred Employees as of September 30th, 2009.

Prior to or on the Closing Date of Phase I, the Acquirer and the Transferors will jointly notify the employees’ legal representative of the execution of this Agreement and that, as a result thereof, as from the Closing Date of Phase I, the Acquirer shall become the employer instead of the Transferors by means of the communication attached hereto as Annex 2.5.5 bis.

On the Closing Date of Phase I, all Transferred Employees shall be registered in the Acquirer’s payroll and under the Acquirer’s social security number.

2.5.6.        Notifications

In the terms and on the time periods stated above, the Parties shall sign joint communications to be sent to all the counterparties of the Assumed Contracts which, once signed, shall be sent to inform them of (i) the assignment of the relevant agreement by virtue of the transfer of the Business as at the Closing Date of Phase I; and (ii) new bank accounts where domicile payments will have to be charged as from the Closing Date of Phase I. Those communications shall be made pursuant to the terms and conditions of the form letter attached to this Agreement as Annex 2.5.6.

2.5.7.        License of the Intellectual Property Rights

On Closing Phase I Newco and the Transferors shall enter into a royalty free exclusive license agreement over the Intellectual Property Rights under the terms and conditions set forth in the agreed form attached hereto as Annex 2.5.7 (the “License Agreement over the Intellectual Property Rights”) with effects as from the date hereof and until Closing Date of Phase II or until the termination of the Sub-Lease Agreement -whichever is the latest- unless earlier terminated as provided in this Agreement or by mutual written decision of the parties thereof.

2.5.8.        Additional actions on Closing Phase I

Simultaneous with Closing Phase I, each Party, as applicable, shall take all necessary steps in order to complete the following actions:

(i)                           The Acquirer and Mr. José Durany Pich shall enter into a consultancy agreement essentially on the terms and conditions agreed by means of the letter executed by Mr. José Durany Pich and PGI prior to or on the date hereof.

(ii)                     The Transferors shall enter into a shareholders agreement with the controlling shareholders of PGI, essentially on the same terms and conditions as the agreed form of the shareholders agreement attached hereto as Annex 2.5.8 (ii) (the “Shareholders Agreement”).

(iii)                  The Transferors shall transfer to the Acquirer all available documentation, whether technical or not, with regard to the products of the Business and the Transferred Assets.

For the avoidance of doubt, none of the said actions is conceived as a condition to Closing Phase I but the parties expressly commit themselves to fulfilling them.

3.                            PHASE II

3.1.                  Object: put and call options

The Transferors hereby grant to the Acquirer an irrevocable call option (“opción de compra”) over the Phase II Assets, which include the Premises and Equipment, and over the Intellectual Property Rights by virtue of which, as of the Closing Date of Phase I and until December 31, 2012, the Acquirer has the right to exercise this call option and, hence, to purchase and acquire the Phase II Assets and the Intellectual Property Rights, subject to the terms and conditions established herein (the “Acquirer’s Call Option”), free and clear of any liens or encumbrances other than those existing as of the day hereof which are listed in Annex 3.1.

The Acquirer hereby grants to the Transferors an irrevocable put option (“opción de venta”) over the Phase II Assets and the Intellectual Property Rights, by virtue of which, as of the date in which the conditions to close Phase II are fulfilled until December 31, 2012, the Transferors subject to the fulfillment of Phase II Conditions, have the right to exercise this put option and, hence, to sell and transfer the Phase II Assets and the Intellectual Property Rights to the Acquirer subject to the terms and conditions established herein (the “Transferors’ Put Option”), free and clear of any liens or encumbrances other than those existing as of the day hereof which are listed in Annex 3.1.

The Acquirer’s Call Option and the Transferors’ Put Option shall hereinafter be jointly referred as the “Options”.

The consideration for the Acquirer’s Call Option is the granting of the Transferors’ Put Option, and the consideration of the Transferors’ Put Option is the granting of the Acquirer’s Call Option.

3.1.1.        EBITDAR determination

For the purpose of this Agreement, EBITDAR shall mean, for any period, Consolidated Net Income - defined as the sum of net income (or loss) and minority interests for such period of the Newco and its subsidiaries determined on a consolidated basis in accordance with U.S. GAAP (applied consistently with PGI past accounting criteria and practices in its own accountings and in the accountings of its Affiliates) plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of: (a) the aggregate amount of interest expense for such period, (b) the aggregate amount of income and franchise tax expense for such period, (c) all amounts attributable to depreciation and amortization for such period, (d) all extraordinary, unusual or non-recurring charges during such period, (e) Rental Payments as defined in the Sub-Lease Agreement, (f) management fees, services, expenses or charges to the Business by PGI or other PGI Group companies, (g) net foreign currency gains and losses for such period; (h) any negative or positive impact in the EBITDAR that may be caused due to investments or expenses made/incurred in new production lines; and minus, without duplication and to the extent included in determining Consolidated Net Income for such period, all non-recurring gains during such period.

For the purposes of this Agreement, at the request of any of the Parties, EBITDAR shall be determined by Deloitte Touche Tohmatsu on or before April 30, 2011 and/or April 30, 2012. Such international renowned audit company shall issue a certificate setting forth the EBITDAR for the applicable fiscal year ended (“Acquirer’s EBITDAR Certificate”) and, if challenged by the Transferors, reviewed at the request of any of the Parties, by KPMG. This second mentioned international renowned audit company shall deliver to the Parties a certificate setting forth the EBITDAR for the applicable fiscal year ended (“Transferors’ EBITDAR Certificate”) (both certificates should jointly be referred the “EBITDAR Certificates”). Any costs derived from the review carried out by these auditors will be shared by the Transferors and the Acquirer equally.

In case of disagreement between the conclusions of the EBITDAR Certificates, the calculation of EBITDAR shall be submitted to a third expert which shall be appointed by the Acquirer and the Transferors on a good faith basis, and which shall render, as soon as practicable, a final certificate as to the determination of the EBITDAR (the “Final EBITDAR Certificate”). The Final EBITDAR Certificate shall have to provide a calculation of EBITDAR that is within both the calculations provided by the EBITDAR Certificates and shall be considered as final and binding upon the Parties and will not be subject to appeal. Any costs derived from the review carried out by these auditors will be shared by the Transferors and the Acquirer equally.

3.1.2.        Failure to meet the Projected EBITDAR

In the event that the Projected EBITDAR is not achieved for fiscal year 2011, Newco shall be entitled during fiscal year 2012 and until December 31, 2012 to the following:

(i)                         Exercise the Acquirer’s Call Option over the Phase II Assets and the Intellectual Property Rights, for a consideration that shall be equal to the Consideration for Phase II (defined below); or

(ii)                      Continue with the Sub-lease Agreement mentioned in Clause 2.4.1(iii) until its expiry date. The Parties undertake to use their good faith efforts, before the expiration date of this Sub-lease Agreement, to extend the term of such agreement under mutually agreed basis. If the negotiations for the extension of this Sub-lease Agreement fail, the Parties shall endeavour to enter into a cooperation agreement by which the Transferors shall make the Premises, the Intellectual Property Rights and Equipment available to the Acquirer at market terms then in effect.

3.2.                  Conditions precedent for closing of Phase II

For purposes of the Transferors’ Put Option only (and, therefore, not for the Acquirer’s Call Option), the Closing Phase II is subject to the full completion prior to December 31, 2012 of the following conditions precedent (the “Phase II Conditions”):

(i)                           Newco reaching with the results of the operations derived from the Business, at the end of either fiscal year 2010 or fiscal year 2011, an EBITDAR equal to or higher than EUR 7,700,000 (the “Projected EBITDAR”). For the avoidance of doubt, the Projected EBITDAR shall be met either during fiscal year 2010 or during fiscal year 2011 and shall not be the aggregate amount of both years 2010 and 2011. Notwithstanding, this condition may be waived in writing by the Acquirer.

(ii)                      Transferors directly apply the proceeds of all sub-lease payments derived from the Sub-lease Agreement to meet their debt obligations related to the Activity, except for (a) operating expenses approved by the financial entities and (b) all the costs related to the Re-financing and to the negotiation and execution of this Agreement, as established in Annex 3.2 attached hereto. In connection with the operating expenses identified in the referred Annex 3.2, it is expressly stated that if such amounts are not used, at the end of each annuity, shall be immediately used by the Transferors to meet the Transferors’ Debt Obligations. Notwithstanding, this condition may be waived in writing by the Acquirer.

(iii)                   Acquirer is able to obtain financing for the full repayment of the debt included in the Consideration for Phase II, under the then existing market conditions, which may include the assumption of the Transferors’ Debt Obligations (as defined in Clause 3.4.1) if the approval of the relevant refinancing banks was obtained.

(iv)                  The Parties are not in material breach of their obligations under this Agreement, the Re-financing agreement, the Sub-lease Agreement, the License Agreement over the Intellectual Property Rights or the Shareholders Agreement. Notwithstanding, this condition may be waived in writing by the non-breaching Party.

In respect of the condition precedent set out in paragraph (iii) above, the Acquirer undertakes to use its commercially reasonable best efforts to obtain financing for the full repayment or assumption of the Transferors´ Debt Obligations, as stated above. Should the financing not be obtained on or before December 31, 2012, the Acquirer will continue using its commercially reasonable best efforts to obtain such a financing for as long as the Sub-lease Agreement is in force (the “Additional Term”). Insofar as the Transferors’ Put Option cannot be exercised exclusively due to the impossibility of the Acquirer to obtain financing for the assumption or repayment of the Transferors’ Debt Obligations (as defined in Clause 3.4.1), the following rules will apply during such Additional Term:

(i)                         the Acquirer’s obligation to execute the Closing of Phase II will remain in force as long as Phase II Conditions (ii) and (iv) have been (and remain) fulfilled; and

(ii)                      the Transferors will be acknowledged to be able to exercise/fulfil all the rights/obligations set out in the Shareholders Agreement, in the manner set forth therein, as if they were the owners of the percentage of Class A Shares that they would have been entitled to obtain if all the Phase II Conditions had been fulfilled.

If on the Closing Date of Phase II, any of the Phase II Conditions have not been accomplished despite the Parties’ fulfillment of their reciprocal obligations under this Agreement and the Parties have neither waived in writing their rights to the unfulfilled Phase II Conditions, nor agreed an extension for the Closing Date of Phase II, none of the Parties shall be obliged to fulfil the Closing of Phase II.

However, in the event that one or more of the Phase II Conditions outlined in items (ii) (iii) -according to the provisions laid down in this Clause- and/or (iv) above have not been fulfilled due to default of a Party, the non-breaching Party is entitled to either decide to carry out the Closing Phase II or not, having in both cases the possibility to claim compensation for damages, in accordance with Section 1,124 of the Spanish Civil Code.

3.3.                  Closing Phase II

Subject to the provisions of this Clause, the Closing Phase II will take place on the Closing Date of Phase II (as this term is defined below) to the extent that either the Acquirer’s Call Option or the Transferors’ Put Option (in case of the Transferors’ Put Option, subject to the fulfillment of the Phase II Conditions) is exercised (the “Closing Phase II”).

3.4.                  Consideration

3.4.1.        Amount

The consideration for the Phase II Assets and the Intellectual Property Rights (the “Consideration for Phase II”) to be acquired by the Acquirer (and, in the case of Transferors’ Put Option, subject to the fulfillment of the Phase II Conditions), shall be in the form of (i) Class A Shares in sufficient number to represent, when combined with the Consideration for Phase I, 6.75% of the total shares of PGI outstanding as of the Closing Date of Phase I after giving effect to such issuance on the Closing Date of Phase II; and (ii) assumption or satisfaction of Transferors’ debt obligations related to the Activity which are included as of the date hereof in Annex 3.4.1(a) attached hereto and remain outstanding as of Closing Date of Phase II, and/or any other financial debt taken by the Transferors and/or Corinpa that was used to repay such Transferors’ debt obligations, provided that (i) the debt payment schedule set out in Annex 3.4.1(b) remains unaltered; and (ii) the other terms and conditions are not less favorable to the debtor than those applicable to the current debts listed in Annex 3.4.1(a) (the “Transferors’ Debt Obligations”). Any Rental Payments (as defined in the Sub-lease Agreement) not applied to reduce the Transferors’ Debt Obligations and/or the Transferors’ operative expenses, as agreed, shall be also transferred to the Acquirer in order to reduce such Transferors’ Debt Obligations.

3.4.1.1.                 Contribution of the Phase II Assets and Intellectual Property Rights

According to the procedure designed by the Acquirer in its own interest, on the Closing Date of Phase II, once the Acquirer has exercised the Acquirer’s Call Option, or the Transferors their

Transferors’ Put Option (subject to the fulfillment of the Phase II Conditions), the Transferors shall contribute the Phase II Assets and the Intellectual Property Rights to Newco in exchange for quotas of the latter. Such contribution shall be made by way of an in-kind contribution in an increase of capital in Newco, pursuant to the procedure set forth in article 74 of the Spanish Private Limited Liabilities Companies Act (Ley de Sociedades de Responsabilidad Limitada) in the form detailed in Clause 3.5, excluding thus any other corporate transaction which may benefit from the universal succession and, in particular, the “segregación”. The number of quotas created in Newco (the “Phase II New Quotas”) and transferred to the Transferors (a) shall be in proportion to the actual value Phase II Assets and Intellectual Property Rights contributed by each of them to Newco and (b) shall be equivalent to the true value of those assets. The Parties expressly waive to bring any action against either the directors of Newco, the Sole Shareholder of Newco and/or the Transferors on the grounds of Section 21 of the Spanish Limited Liability Companies Act and related legislation.

3.4.1.2.                 Transfer of the Phase II New Quotas

Immediately after the creation of the Phase II New Quotas, the Transferors shall transfer to PGI, in exchange for the Consideration of Phase II, the Phase II New Quotas. The transfer of the Phase II New Quotas to PGI shall be effectuated by means of a notarial deed, as further detailed in Clause 3.5.2. Such transmission shall be made on the Closing Date of Phase II, but subject to the registration of the Second Share Capital Increase Notarial Deed (as defined in Clause 3.5) with the Commercial Registry of Barcelona (the “Second Condition”). Once the Second Condition is fulfilled, the in rem effectiveness of the transfer of title of the Phase II New Quotas will take place.

3.4.1.3.                 Economic and political rights attached to the Phase II New Quotas until the Second Condition is fulfilled

Although the transfer of the Phase II New Quotas, as per Clause 3.4.1.2, is subject to the fulfillment of the Second Condition, the Transferors and the Acquirer agree that the exercise of the voting and any other political and/or economic rights attached to the Phase II New Quotas will belong to PGI as from the Closing Date of Phase II. Therefore, the Transferors shall not be entitled to exercise any political right nor receive any economic right from Newco as from the Closing Date of Phase II, and to the extent necessary those rights shall be deemed transferred and assigned to PGI as from the Closing Date of Phase II.

3.4.2.   Adjustment of the Consideration for Phase II

In the event that in the period between Closing Date of Phase I and Closing Date of Phase II (the “Adjustment Term”) PGI splits or reverse-split all or part of its shares thereby modifying the per-share face value of Class A Shares, the Acquirer will ensure that the percentage of Class A Shares to be attributed as a Consideration for Phase II is equal to, when combined with the Consideration for Phase I, the aggregated share face value of 6.75% of the total shares of PGI outstanding as of the Closing Date of Phase I after giving effect to such issuance on the Closing Date of Phase II.

Moreover, in the event that during the Adjustment Term PGI enters in to a merger agreement, a spin-off or any other similar corporate structural modification, the Acquirer will ensure that the shares of the resulting company to be attributed to the Transferors as a Consideration for Phase II are equivalent, as of the date in which such structural modification takes place, to the Class A Shares that would have otherwise been delivered as a Consideration for Phase II according to this Agreement.

Likewise, in the event and to the extent that in the Adjustment Term (including the Additional Term -as defined in Clause 3.2-) an equity monetisation event, meaning any cash out to the shareholders of PGI such as ordinary dividends, extraordinary dividends or share capital reduction by reimbursement of contributions occurs in PGI which reduces PGI’s equity -other than from retained earnings generated as from the Closing Date of Phase I- (an “Equity Monetisation Event”), the number of Class A Shares to be attributed as a Consideration for Phase II will be adjusted on a pro-rata basis (the “Adjustment”) so that the negative impact on the equity of PGI and thus on the value of the percentage of Class A Shares to be attributed as a Consideration for Phase II exclusively caused by the occurrence of the Equity Monetisation Event during the Adjustment Term (including the Additional Term, as the case may be), if any, is neutralised.

The Adjustment will be made by way of either additional Class A Shares or in the same form as the Equity Monetisation Event is materialised, at PGI’s discretion.

In addition, should the current controlling shareholder of PGI (i.e., MatlinPatterson Global Opportunities Partners L.P.) sell part or all of its PGI shares during the Adjustment Term, causing the Tag Along and/or the Drag Along Rights regulated in the Shareholders Agreement, the value of the Consideration for Phase II shall be established in an amount equal to the share value received by such controlling shareholder in the relevant sale (the “Adjustment II”). The Adjustment II will be made by way of either additional Class A Shares or in cash, at the Transferors´ discretion.

3.4.3.         Payment of the Consideration for Phase II

Simultaneously to the transmission of the Phase II New Quotas to PGI described in Clause 3.4.1.2, PGI shall create and deliver to the Transferors the Class A Shares to be transferred as a Consideration for Phase II. Such creation and delivery shall be made on the Closing Date of Phase II but subject to the fulfillment of the Second Condition.

Consequently, transfer of title of the Phase II New Quotas and the Class A Shares to be created and delivered as a Consideration for Phase II shall occur simultaneously.

The Consideration for Phase II shall be allocated as follows: (i) 0.97% Class A Shares, shall be transferred to Texnovo; and (ii) 0.78% Class A Shares, shall be transferred to Tesalca.

The Acquirer shall perform any and all necessary actions in order to formalise the transfer of the agreed Class A Shares subject to the Second Condition and, in particular, in order to warrant that the transferred shares can be immediately pledged by the Transferors in favour of third parties also subject to the Second Condition being fulfilled and evidenced.

PGI specifically guarantees the fulfillment of these obligations by the Acquirer.

3.4.4          Taxes

3.4.4.1       Corporate Income Tax

The contribution of Phase II Assets to Newco shall be carried out as a special non-monetary contribution of article 94 of Spanish Corporate Tax Act.

However, the Transferors shall waive the right to defer the taxation of any capital gains arising on the contribution.

The Parties agree that the deferred tax liabilities connected with the assets held under financial lease agreements up to a maximum amount of four hundred and fifty thousand Euros (€450,000) shall be transferred to Newco.

Any amount exceeding the aforementioned quantity and, in general, any other Corporate Income Tax liability, whether deferred or not, or tax obligation relating to Corporate Tax in connection with the assets transferred shall not be assumed by Newco.

3.4.4.2       VAT

After the Closing Date of Phase I, Newco shall request a binding ruling to the Spanish Tax Authorities on the VAT treatment of Phase I and Phase II.

If the Spanish Tax Authorities consider that Phase I and Phase II, as a whole, can be regarded and treated as a transfer of a going concern (TOGC) (i) no VAT shall be charged on the Phase II assets and (ii) Newco, Tesalca and Texnovo shall claim the reimbursement of the VAT charged in Phase I and shall ask to the Tax Authorities to pay it to a Newco’s account directly. If direct payment to the Acquirer´s account was not possible, (a) the Transferors shall immediately transfer to the Acquirer, upon receipt, the said reimbursed VAT received from the Tax Authorities; and (ii) upon Newco’s request and expense, grant a pledge in favour of the latter over the credit rights to collect any such payment from the Tax Authorities.

If the Spanish Tax Authorities consider that the Transaction is not a TOGC, VAT shall also be charged on the value of Phase II Assets, except for the land and buildings transferred.

The Transferors shall not waive the exemption of Section 20.One.22 of Spanish VAT Act 37/1992, of 28 December and VAT shall not be charged on the land and buildings transferred in Phase II unless they give evidence to Newco that they would have to adjust the input VAT deducted upon the acquisition of the land and buildings if the exemption is not waived, according to the adjustment of deductions rules (“regularización de bienes de inversión”) of Section 110 of Spanish VAT Act, 37/1992, of 28 December.

The Transferors shall provide Newco with the relevant invoice at the Closing of Phase II. This invoice shall comply with all the requirements set forth in Royal Decree 1496/2003, of November 28, 2003, approving the regulations on billing obligations and shall contain a breakdown of the transferred assets and its value.

VAT, as applicable, shall be paid in cash by Newco to the Transferors at the Closing Date of Phase II.

3.4.4.3       Potential additional taxes

Any Transfer Tax and/or Capital Duty or Stamp Duty which may arise as a result of the Closing of Phase II shall be borne by Newco.

The IIVTNU, if applicable, due as a result of the transfer of the Premises, shall be borne by the Transferors.

3.5.      Closing Date of Phase II

The Options may be exercised by the Transferors (subject to the fulfillment of the Phase II Conditions) or the Acquirer (it being understood that the transfer of the Phase II Assets shall be subject to the fulfillment of Clause 3.5.3 by the Acquirer), by means of a notice to be served not later than December 31, 2012 (or during the Additional Term, as the case may be) (the “Exercise’s Notice”) from the Party exercising the Option (the “Exercising Party”) to the other Party (the “Non Exercising Party”). The Exercise Notice must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) by means of notarial minutes, in each case to the appropriate addresses and fax numbers set forth below or such other addresses and fax numbers as a Party may designate by notice to the other Party. The Exercise’s Notice shall state the day (the “Closing Date of Phase II”) and time when the notarial deed of sale and purchase of the Phase II Assets and the Intellectual Property Rights (the “Closing Deed of Phase II”), the deed formalizing the second capital increase in Newco (the “Second Capital Increase Deed”) and the deed of transfer of the Phase II New Quotas will be granted, which shall be within fifteen (15) business days following the Exercise Notice receipt. The Exercise’s Notice shall also include the Public Notary of the city of Barcelona which will authorize the relevant notarial deeds and the place where the Closing Phase II shall take place.

In the event that, being obliged to do it according to this Agreement, the Transferors do not appear in the Public Notary’s offices in the date and on the time stated in the Exercise Notice, the Transferors expressly authorise the Acquirer to unilaterally grant the Closing Deed of Phase II to acquire the Phase II Assets and the Intellectual Property Rights as a result of the unilateral exercise by the Acquirer of the Acquirer’s Call Option, in accordance with article 568/12 of the Fifth Book of the Civil Code of Catalonia, regarding in rem rights, approved by Law 5/2006 of 10 May 2006 of the Parliament of Catalonia. In case the Closing Deed of Phase II is unilaterally granted by the Acquirer, the Acquirer shall (i) deposit the share certificates representing the Consideration for Phase II, plus (ii) the cash amount corresponding to VAT and other applicable taxes to be paid by the Acquirer as agreed, and (iii) assume the Transferors’ Debt Obligations or repay the Transferors’ Debt Obligations in accordance with and pursuant to procedure set out in Clause 3.5.3.

3.5.1.   Second Share Capital Increase Notarial Deed

On the Closing Date of Phase II, the corporate resolutions regarding the second share capital increase in Newco and the execution of the report and related corporate acts shall be passed/executed by the Newco’s shareholders/director/s, respectively. The Transferors shall register with the Shareholders’ Registry Book of Newco (i) first, the creation of the Phase II New Quotas and the assumption thereof by the Transferors and (ii) subsequently, the transfer of the ownership of the Phase II New Quotas in favour of PGI, subject to the completion of the Second Condition.

Furthermore, the Transferors and the Acquirer shall file or cause to be filed the Second Share Capital Increase Notarial Deed with the Commercial Mercantile Registry of Barcelona in order to achieve registration as soon as practicable.

3.5.2.   Phase II New Quotas Transfer Deed

As mentioned in Clause 3.4.1.2, on the Closing Date of Phase II, the Transferors and PGI shall execute a notarial deed in order to formalise the transfer of the Phase II New Quotas in favour of PGI (the “Phase II Quotas Transfer Deed”), in exchange for, as indicated in Clause 3.4.1, (i) the agreed Class A Shares and (ii) the assumption or satisfaction of the Transferors’ Debt Obligations. Such transfer shall be made subject to the fulfillment of the Second Condition.

Once the Second Capital Increase Notarial Deed is registered with the Commercial Registry of Barcelona and, therefore, the Second Condition is fulfilled, the Transferors shall send a written notification to the Acquirer and PGI, along with a copy of the First Share Capital Increase Notarial Deed with the certificate of the Commercial Registry acknowledging the registration (cajetín de registro), in order to inform them about the fulfillment of the Second Condition. PGI will be entitled to appear before the Notary Public authorising the transfer of the Phase II New Quotas, individually, in order to prove the fulfillment of the Second Condition, either by way of attaching to the Phase II Quotas Transfer Deed a copy of the registered Second Share Capital Increase Deed or any other document that certifies the fulfillment of the Second Condition.

3.5.3.   Transferors’ Debt Obligations

At Closing of Phase II but subject to the completion of the Second Condition, the Acquirer shall be obliged to assume or fully pay the Transferors’ Debt Obligations. Consequently, any financial debt taken by the Transferors and/or Corinpa which was not used to refinance (i.e. repay) the Transferors’ Debt Obligations or, if used, entails a modification of the debt payment scheduled attached as Annex 3.4.1(b) and, in general, any new financial debt taken by the Transferors and/or Corinpa, shall not be assumed by the Acquirer.

Such assumption/payment shall be carried by the Acquirer, at Closing of Phase II, by way of either:

(i)         assuming the Transferors’ Debt Obligations by means of executing with the Re-financing banks and the relevant Public Administrations, as the case may be, one or various notarial subrogation deed/s (the “Subrogation Deed”), if is possible and accepted by the relevant creditor; and/or

(ii)        repaying the Transferors’ Debt Obligations, in full, or in the part with respect to those debts which assumption by the Acquirer was not possible or was not accepted by the relevant creditor, by means of executing with the Re-financing banks and the relevant Public Administrations, as the case may be, one or various cancellation deed/s (the “Cancellation Deed”).

Should the first alternative be followed by the Acquirer, the Subrogation Deed/s shall be granted subject to the fulfillment of the Second Condition.

Should the second alternative be followed by the Acquirer, the Cancellation Deed/s shall be granted subject to the fulfillment of the Second Condition. The amount corresponding to the Transferors’ Debt Obligations shall be put in escrow by means of bringing the amount to the Notary (acta de depósito notarial). Upon completion of the Second Condition, the Transferors and/or the Acquirer shall send a communication to the Notary Public evidencing such fulfillment, so that the amount corresponding to the Transferors’ Debt Obligations is released, pursuant to the instructions contained therein, to the Re-financing banks, the relevant Public Administrations and/or Corinpa or any third party that may have repaid the Transferors’ Debt Obligations in accordance with the terms and conditions laid down in this Clause.

It is expressly stated that the preferred alternative for the Acquirer is to assume the Transferors’ Debt Obligations by means of executing the Subrogation Deed, on the Closing Date of Phase II, subject to the fulfillment of the Second Condition.

3.5.4.   Transfer of title

The transfer of title on the Phase II Assets and the Intellectual Property Rights owned by the Transferors to the Acquirer and their delivery shall be understood as carried out by virtue of the execution of the Closing Deed of Phase II.

The Intellectual Property Rights owned by third parties shall be licensed or assigned in accordance with the terms and conditions of the License Agreement over the Intellectual Property Rights.

On the Closing Date of Phase II, as well as any other subsequent date as necessary, the Transferors shall execute and deliver all such further acts, documents and forms and deeds which may be required by any applicable Law, regulation and contractual provision for the effective transfer of Phase II Assets and of the Intellectual Property Rights owned by the Transferors to the Acquirer, including, among others, those necessary to warrant that the transfer will have effect vis-à-vis third parties.

4.         MANAGEMENT OF THE BUSINESS THROUGH THE CLOSING DATES

4.1.      Management of the business until the Closing Date of Phase I

From and after the date hereof until the Closing Date of Phase I the Transferors shall operate their business in good faith and in the ordinary course of business, and in compliance with all applicable laws, and will not engage in any transaction, unless otherwise permitted hereunder or in writing by the Acquirer, including, without limitation:

(i)         entering into or amending any material contract or permit;

(ii)        transferring or disposing of any asset or any real property;

(iii)      mortgaging, charging, pledging or otherwise encumbering any asset or the real property, other than as such exist on the date hereof or as shall exist for the Transferors’ Debt Obligations which are to be re-financed by means of the Re-financing agreement (the “Transferors’ Refinanced Bank Debt”);

(iv)       incurring in any new indebtedness or contingent liabilities other than those created for the permitted Transferors’ Refinanced Bank Debt. This prohibition applies also to Corinpa to the extent that such new indebtedness and/or contingent liabilities directly or indirectly affects the Transferors’ Debt Obligations which, pursuant to this Agreement, must be assumed by the Acquirer as a Consideration for Phase II (except as provided for in Clause 3.5 above);

(v)        hiring employees, rotating the Transferred Employees to other facilities or companies controlled by the Transferors or amending or terminating their employment contracts or amending any currently existing enterprise agreement or executing a new one; and

(vi)       failing to maintain any of its insurance policies through the Closing Date of Phase I.

From September 29, 2009 until the date hereof the Transferors represent and warrant that they have managed their Working Capital in the ordinary course of business, and in compliance with applicable law; and the Transferors undertake to continue managing their Working Capital in the ordinary course of business, and in compliance with applicable law until the Closing Date of Phase I.

The Transferors undertake to (a) maintain the payment and/or any other terms and conditions agreed with customers in accordance with past practices (and no offer new early payment discounts nor rebates of any kind), (b) maintain inventory volumes consistent with required minimum levels and prior practices, and (c) pay all accounts payable in accordance with the terms and conditions already agreed with the relevant suppliers.

The Transferors further undertake to provide the Acquirer as from the date hereof and until the Closing Date of Phase II with reasonable access (i) to the Premises, if necessary and without prejudice to the Sub-lease Agreement, and (ii) to any information relating to all material aspects of the Transferred Assets and the Phase II Assets.

4.2.      Management of the business until the Closing Date of Phase II

From and after the Closing Date of Phase I until the Closing Date of Phase II, the Transferors shall not engage in any transaction involving the Phase II Assets or the Intellectual Property Rights, unless otherwise permitted hereunder or in writing by the Acquirer, including, without limitation:

(i)	transferring or disposing of any Phase II Assets and Intellectual Property Rights;

(ii)

mortgaging, charging, pledging or otherwise encumbering any of the Phase II Assets or Intellectual Property Rights, other than as such exist on the date hereof or as shall exist for the permitted Transferors’ Refinanced Bank Debt which are listed in Annex 3.1;

(iii)

incurring in any new indebtedness or contingent liabilities which may affect the Phase II Assets or the Intellectual Property Rights. This prohibition applies also to Corinpa to the extent that such new indebtedness and/or contingent liabilities directly or indirectly affects the Transferors’ Re-financed Debt which, pursuant to this Agreement, must be assumed by the Acquirer as a Consideration for Phase II (except as provided for in Clause 3.5 above); and

(iv)

failing to maintain any of its insurance policies covering the Phase II Assets, except if are to be covered by the Acquirer, pursuant to the Sub-Lease Agreement or the License Agreement over the Intellectual Property Rights.

For the avoidance of doubt, the Acquirer and PGI expressly acknowledge that a corporate merger between Tesalca and Texnovo, as indicated in Annex 2.4.1.(i) attached hereto, shall not entail per se any breach of the Transferors’ obligations hereunder.

Within twenty (20) days following each calendar quarter, Transferors shall deliver to Acquirer (i) a balance sheet of each Transferor as of the recently completed quarter, and (ii) a detailed schedule of financial obligations outstanding, including all appropriate terms, as of the recently completed quarter.

Likewise, the Transferors undertake to fulfil all their obligations under the Re-financing agreement and, therefore, to repay the debt in accordance with the debt payment schedule attached as Annex 3.4.1(b).

The Transferors further undertake to provide the Acquirer as from the Closing Date of Phase I and until the Closing Date of Phase II with any information relating to all material aspects of the Transferred Assets, the Intellectual Property Rights and the Phase II Assets.

4.3.      Material Adverse Changes

No Material Adverse Change shall have occurred between the date hereof and the Closing Date of Phase I and the Closing Date of Phase II (the “Closing Dates”). For the purpose of this Agreement, “Material Adverse Change” means any of the following events or circumstances:

•           the Acquirer’s or any of the Transferors’ insolvency declaration, the existence of any pending action or request to declare any of them bankrupt or insolvent, or an insolvency filing of the Acquirer or of any of the Transferors;

•           any new extraordinary event, circumstance, effect, occurrence or state of affairs or any combination of them which has resulted or results in material damages to the Business, Transferred Assets, the Intellectual Property Rights or the Phase II Assets; provided that none of the following (or the results thereof) contributes to or is itself a Material Adverse Change: (i) any change in the Law or accounting standards; and (ii) the effects of the actions that are (a) expressly required by this Agreement; (b) taken or omitted by PGI and or the Acquirer and or their Affiliated companies; (c) taken or omitted by the Transferors at the written request or with the prior written consent of PGI, the Acquirer or their Affiliated companies; or

•           force majeure, as defined in article 1,105 of the Spanish Civil Code and the case law which develops this article, materially affecting the condition, use or value of the Transferred Assets or the Phase II Assets or the Intellectual Property Rights.

Should any Material Adverse Change occur, Closing Phase I and/or Closing Phase II will not take place unless both Parties agree in writing.

4.4.      Acquirer and PGI´s management of the Business

From the Closing Date of Phase I until the Closing Date of Phase II, the Acquirer and PGI (whether directly or indirectly) shall act with the diligence of an orderly business man (“diligencia de un ordenado empresario”) and particularly, without limitation, undertake to:

(i)         Operate the Business in good faith and in the ordinary course of business,  in compliance with all applicable laws and regulations;

(ii)        Procure that the operations of the Newco are managed in the ordinary course of business, taking into consideration this Agreement and assuming as a priority the achievement of, at least, the Projected EBITDAR;

(iii)      Not to make any payments or reach any agreements or sign any contracts with PGI or its Affiliated companies, or their shareholders, directors, employees, advisors or generally related parties, except on “arms length basis”and with respect to transfer prices regulations; and

(iv)      Not to adversely interfere in the course of the Business by shifting to other PGI facilities any of the current or projected production and/or sales of the Transferors (in accordance with the business plan that the Transferors have delivered to the Acquirer as described in Annex 4.4(iv)). The Transferors acknowledge, however, that the Acquirer does not guarantee that it will achieve the projections included in such business plan.

5.         REPRESENTATIONS AND WARRANTIES

5.1.      Representations and Warranties of the Transferors and Corinpa

The Transferors and Corinpa represent and warrant to the Acquirer, that the representations and warranties set out in this Clause are true, correct, and completely accurate on the date of this Agreement, and that the same should continue to be true, correct and accurate on the Closing Dates (save as for (i) Assumed Contracts representations included in Clause 5.1.8; (ii) Licenses and authorisations representations included in Clause 5.1.9; (iii) Employment and Social Security representations included in Clause 5.1.10; (iv) Product Liability representations included in Clause 5.1.13; (v) Compliance with competition representations included in Clause 5.1.14; and (vi) Compliance with Tax regulations representations, with regard to the Business, included in Clause 5.1.16; with regard to the Phase II Closing Date, unless otherwise expressly stated on the contrary.

5.1.1.   Transferors and Corinpa capacity

The Transferors and Corinpa have the necessary capacity to enter into this Agreement and to perform each and every one of the obligations assumed by virtue of the same, in such a way that the obligations arising from this Agreement and of any other in the execution of the same are valid and binding for the Transferors and Corinpa and enforceable against them. The Transferors and Corinpa represent that they are not acquiring the PGI Class A Shares hereunder for the account benefit of any U.S. person.

5.1.2.   Legal status of the Transferors and Corinpa

The Transferors and Corinpa, as legal entities have been duly incorporated in accordance with Spanish regulations and are duly registered in the relevant Commercial Registry.

The Transferors and Corinpa exist and have full legal capacity to own its business and to manage it in accordance with its by-laws and in accordance with the applicable legislation.

As of the date hereof, the Transferors and Corinpa are exclusively governed by the by-laws registered in the official sheet (hoja) opened to each company in the relevant Commercial Registry.

Either the Transferors or Corinpa have not been declared insolvent (or in any other similar situation) and there is no action or petition pending a ruling in that connection. The Transferors and Corinpa have not been the object of any wind-up or liquidation, and nor are any proceedings pending that aim to attain wind-up or liquidation.

5.1.3.  No conflict

The execution and performance of this Agreement and of the other documents which are to be executed or performed in accordance with the terms and conditions of this Agreement, together with the performance of all of the operations contemplated in this Agreement or in said documents, by the Transferors:

(a)                        does not require the consent or authorisation by any third parties, except from these expressly stated in the Agreement;

(b)                       does not entail the breach of laws, regulations, orders, norms or judgement applicable to the Transferors;

(c)                        does not entail the breach of the provisions of the Transferors’ by-laws or any agreement between the Transferors’ shareholders; and

(d)                       does not entail conflict with contracts, agreements or instruments to which the Transferors are parties, or to which the Transferors are bound, nor shall it create the breach or the termination of any of the aforementioned contracts, agreements or instruments.

5.1.4.  Delivery of information

The Transferors are not aware of any fact, matter or circumstance which has not been disclosed to the Acquirer and that may make untrue, incomplete and/or inaccurate the information contained in this Agreement and other written information provided by the Transferors (or by any other person in their name and behalf) to the Acquirer during the course of the negotiations leading to the execution of this Agreement, except for those expressly set out in Annex 5.1.4. In respect of the secrecy agreements entered with the companies referred to in Annex 5.1.4, the Transferors represent and warrant that such secrecy agreements are of standard nature within the context of the Activity and do not contain restrictions, limitations or obligations which may be considered unusual for this type of agreements.

5.1.5.  Financial statements and Working Capital

The non audited financial statements as of 31 August, 2009 provided by Transferors to PGI and/or the Acquirer, herein attached as Annex 5.1.5 (i),

represent the true and fair view of the Transferors financial situation and net worth in all material respects. The Transferors represent and warrant that no off balance sheet obligations exist.

The aggregated Working Capital of the Transferors as of 30 September, 2009 amounted to EUR 7.246.382 as set forth in Annex 5.1.5 (i).

5.1.6.  Indebtedness

The total liability of the Transferors as of 31 August, 2009 is constituted by the sum of the entries indicated in Annex 5.1.5 (i).

Annex 3.4.1 (a) sets forth the Transferors’ Debt Obligations. Therefore, there is no more financial debt to be assumed by the Acquirer as a Consideration for Phase II other than that reflected in Annex 3.4.1. (a) (without prejudice to the interests and expenses generated by the Transferors´ Refinanced Bank Debt since 31 August, 2009 and/or any other financial debt taken by the Transferors and/or Corinpa that was used to repay the Transferors´ Debt Obligations, provided that (i) the debt payment schedule set out in Annex 3.4.1 (b) remains unaltered; and (ii) its terms and conditions are not less favourable to the debtor than those applicable to the current debts listed in Annex 3.4.1. (a)).

5.1.7.  Real Estate Property and Transferred Assets

The Transferors have legal title to use the Premises mentioned in Annex 5.1.7 in the terms and conditions agreed under the relevant agreements. The Transferors do not use any other real estate property for the development of the Business.

The Transferors are up to date in payment of all amounts due, and otherwise in full compliance of the terms of the relevant lease and financial lease agreements whose potential non-fulfillment could trigger or lead to monetary damages.

Without prejudice to what is stated in Annex 5.1.7 (i) attached hereto, the Transferors have full legal title over all of the Transferred Assets and Phase II Assets, the price of all of the same being completely paid, with the exception of those assets under financial leases or “renting” agreements.

All of the Transferred Assets and Phase II Assets are free of any charge or encumbrance (other than those existing as of the day hereof arising from financial leases and “renting” agreements or than those that could be granted as a consequence of the re-financing agreements), and in relation to the same there is no claim or litigation pending, and up to the Closing Date of Phase I, they are in a good state of maintenance, apart from normal wear and tear, and are suitable for the purposes for which they are intended, having been subject to the correct periodical maintenance.

The Transferors represent and warrant to the Acquirer that the full and effective transfer of the Transferred Assets and Phase II Assets does not require any further authorisations or consents apart from (i) these that will be obtained prior to or on the Closing Date of Phase I, and (ii) these that have to be requested from the Re-financing Banks and the relevant lessors.

Furthermore, the Transferors represent, with respect to Tesalca Polska, that there are no more assets and/or liabilities in such company than those reflected in the balance sheet of Tesalca Polska attached in Annex III.2 (Phase II Assets).

5.1.8.  Contracts

All of the Assumed Contracts according to Clause 2.1 (iii):

(a)                        have been entered into within the scope of the applicable market conditions between independent parties taking into account the operations and activities to which they are referred;

(b)                       are within the scope of the Transferors corporate purpose and the normal course of business;

(c)                        are valid, binding and enforceable in accordance with their terms and conditions; and

(d)                       are not likely to generate losses in their rightful termination or fulfillment;

The Transferors have not breached material obligations arising from the Assumed Contracts.

The Transferors are not aware of any client or supplier of the Activity which (i) would terminate its corresponding agreement as a consequence of the Transaction; or (ii) would cease in the use of the services or products, or would reduce or terminate their supply for any reason, including the execution of the Transaction.

5.1.9.  Compliance with licences and authorisations

Without prejudice to Clause 5.1.15 the Transferors have filed the documentation, made the corresponding communications and registrations and except for what is set out in Annex 5.1.9 attached hereto, obtained the relevant authorisations, approvals, orders, licences, permits and consents that were required in order to undertake the Activity and which are listed in Annex 5.1.9 bis.

5.1.10.  Employment and Social Security

Annex 2.5.5 sets out a full list as of September 30, 2009 of all of the Transferred Employees, including details of the type of employment contract (permanent, temporary, full-time, part-time, etc.), seniority, function, gross annual remuneration and variable remuneration. The information set out in such Annex 2.5.5 is complete and accurate.

The Transferred Employees are not entitled to an increase of their remuneration exceeding that applicable under the terms and conditions of their employment contracts or the applicable laws and Collective Bargaining Agreement(s).

The Transferors do not have other employees related to the Business apart from those indicated in Annex 2.5.5, and the Transferors do not have any duty to employ any other employee, in particular and without limitation the self-employed workers, in the Business. Except for those persons set out in Annex 5.1.10 (i) attached hereto, no employment relationship exists between the Transferors and any person whose employment contract has been terminated or suspended, but who may be reinstated or regarding whom the Transferors have any surviving obligation.

The employment contracts of the Transferred Employees are of the type described in Annex 2.5.5 (and enforceable in its terms and conditions) and no authority may challenge its categorisation and/or reclassify any of them into any other type of agreement (whether within the employment category or any other), thereby applying, assuming or implying terms and conditions in the employment relationship which are not those expressly included in the relevant employment contract. Likewise, the assignment contracts (“contratos de puesta a disposición”) entered into by the Transferors with Temporary Employment Agencies in relation to the Business comply with the law. Annex 5.1.10 (ii) establishes a full list of the Temporary Employment Agencies’ (“Empresas de Trabajo Temporal”) employees who as of September 30, 2009 rendered services in the Transferors’ workplaces. This list includes seniority, gross salary, and name of the Temporary Employment Agency whom employees belong.

Except as described in Annex 2.5.5, no present or past employees, executives, managers or directors of the Transferors in relation to the Business have the right to an indemnity for termination of the contract of employment or dismissal in excess of that which is established by the law or regulations or by the applicable Collective Bargaining Agreements, nor do they have the right to other payments for the normal termination or early termination of their agreements.

The Transferors have at all times complied with the law and regulations applicable to employment, including any Collective Bargaining Agreements, and they are up to date with the payment of all remuneration due to the Transferred Employees.

For the purposes of this Agreement “remuneration” includes salary; extraordinary payments, bonuses; repayment of expenses; incentives; stock options, profit share schemes, travel, accident, sickness, invalidity, life or medical insurance; formal or informal pensions schemes; company vehicles; loans; luncheon vouchers; or any other condition or benefit connected with employment (whether in cash or in kind, formal or informal), received by an employee, executive, manager or director of the Transferors.

The Transferors have at all times complied with the law and regulations relating to the Social Security and health and safety at work, employment of disabled persons, and have punctually and correctly made all of the payments and contributions due, and have provided the documentation due (including forms TC-1 and TC-2) and communications and information required.

Notwithstanding the above, the Transferors also represent that the Social Security reductions and allowances and other benefits enjoyed by the Transferors for employment of its employees have been obtained subject to meeting in full the necessary requirements and terms and conditions for such purpose.

Apart from the Collective Bargaining Agreement for Garments and Textiles, no company collective bargaining agreement, understanding or collective agreement currently applies to the Transferred Employees, except for the “Pacto de Empresa Año 2009” herein attached as Annex 5.1.10 (a) and the Texnovo Collective Bargaining Agreement for years 2007-2010, herein attached as Annex 5.1.10 (b).

There are no loans, credits and/or guarantees in force granted by the Transferors to the Transferred Employees, except those reflected in the Company Financial Statements as of August 31, 2009.

Annex 5.1.10 (iii) lists the proceedings in course as of September 30, 2009, with the persons set out thereof in which the Transferors are involved, in relation to the Transferred Employees, in any court or arbitration proceedings with regard to employment, health and safety, and/or Social Security matters. The Transferors have not received notice of any other action currently being taken against the Transferors.

The Premises where the Business is carried out and the activities related to the Business comply with and fulfil the relevant regulations and obligations applicable to the Business with regard to health and safety regulations in the workplace and, that there have been no labour accidents communicated in writing.

The Transferors have not outsourced any part of the Activity with third companies in a manner which could be deemed to constitute an illegal assignment of employees.

Likewise, the Transferors represent and warrant that, to the Knowledge of the Transferors, the new enterprise agreement for the Tesalca´s business (“Pacto Interno de Tesalca”) reflects any and all expectations and demands requested by the Transferors work’s council for 2009 and, in turn, that to the Knowledge of the Transferors there have been no additional expectations or demands different from those foreseen therein that have been requested or put forward by the Transferors works’ council during the course of the negotiations held with them during 2009.

5.1.11.  Intellectual Property

“Intellectual Property Rights” are all intellectual or industrial property or other proprietary rights of any kind throughout the world, including all: (a) patents, patent applications and patent disclosures, together with all revisions, renewals, extensions, re-examinations, divisions thereof and any applications for any of the foregoing, and all filings claiming priority to or serving as a basis for priority thereof; (b) inventions, utility models and inventions disclosures; (c) trademarks, service marks, trade names, corporate names, logos, slogans, domain names, packaging designs and any other source identifiers of any type or nature together with all translations, adaptations, derivations, combinations thereof, and any applications, registrations, or renewals for any of the foregoing; (d) any industrial designs and any applications, registrations and renewals for industrial designs; (e) any copyright, copyrightable works, website content, databases and all derivative works, and any copyright applications, registrations, renewals in connection therewith; (f) trade secrets, know-how and confidential or proprietary business or technical information; and (g) software; in all the cases above whether, registered or not, owned by the Transferors and/or used by the Transferors and which are included and necessary to carry out or manage the Activity.

(i)                          Annex 5.1.11 identifies both (a) all Intellectual Property Rights that are subject to any application, registration, filing, certificate or other document issued by, filed with or recorded by any governmental authority, owned by the Transferors and (b) other Intellectual Property Rights not subject to any application, registration, filing, certificate or other document issued by, filed with or recorded by any governmental authority, owned by Transferors that arise from or relate to the Activity and or the Business.

(ii)                       The Intellectual Property Rights owned by the Transferors (including but not limited to the Intellectual Property Rights listed in Annex 5.1.11) are legal, valid and enforceable, and no claim is pending or threatened, which challenges the legality, validity or enforceability of any Intellectual Property Right owned by the Transferors.

(iii)                    Except for the Intellectual Property Rights listed in Annex 5.1.11 bis and the Intellectual Property Rights mentioned in section (xiii) below (namely, Community Trademark no. 6811046 and the PCT patent application no. PCT/EP2008/065455), all rights, title and interests in and to the Intellectual Property Rights transferred according to Clause 3.5.4 can be transferred by the Transferors to Newco without limitation pursuant to the terms of this Agreement and are transferred by means of this Agreement without any breach or violation of any contract or applicable law.

(iv)                   Except for the Intellectual Property Rights listed in Annex 5.1.11 bis and the Intellectual Property Rights mentioned in section (xiii) below (namely, Community Trademark no. 6811046 and the PCT patent application no. PCT/EP2008/065455), neither the Transferors nor any Transferors’ employee, collaborator or any third party involved in the development of the Intellectual Property Rights shall retain any right on the Intellectual Property Rights nor shall challenge the validity or effectiveness of the Intellectual Property Rights nor their license and transfer by Transferors to Newco.

(v)                      The Transferors are up to date in payment of all amounts due, and otherwise in full compliance of the terms of the relevant agreements related to the development, acquisition of the title or acquisition of the right to use the Intellectual Property Rights.

(vi)                   Except for the Intellectual Property Rights listed in Annex 5.1.11 bis of which its use could be subject to payment of royalties under the corresponding license agreement and for the renewal fees owed to any governmental authority and the Intellectual Property Rights mentioned in section (xiii) below (namely, Community Trademark no. 6811046 and the PCT patent application no. PCT/EP2008/065455), the Transferors are entitled to the exclusive use of the Intellectual Property Rights and there are no contracts relating to the research, development, ownership or use of any Intellectual Property Right or contracts under which Transferors are paying a license fee or royalty, sharing profits, or otherwise compensating or accounting to any third party for the use of the Intellectual property Right in connection with the Activity or to conduct the Business.

(vii)                The Transferors have not entered into any agreement under which they have granted any right or have authorized any third party to use in any way any Intellectual Property Rights.

(viii)             The operation of the Activity or the use of the Intellectual Property Rights by Newco or its successors, assignees, licensees or authorized users will not infringe any Intellectual Property Right of any third party or infringes any legal requirement or any third party’s right or constitute unfair competition.

(ix)                     The Transferors have not, in connection with the Activity or the use or ownership of the Intellectual Property Rights:

(a)                    interfered with, infringed, misappropriated or otherwise come into conflict with any third party Intellectual Property Right, or

(b)                    received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of any third party’s rights (including any claim that the Transferors must license or refrain from using any Intellectual Property Right of any person).

(x)                        To the Knowledge of the Transferors, no other person has interfered with, infringed, misappropriated, or otherwise come into conflict with any Intellectual Property Right.

(xi)                     The Intellectual Property Rights owned by the Transferors are not under any cause of expiration due to the end of the initial time for which they were granted (or its extensions, as the case may be) or cancellation due to lack of payment or non real and effective use in the territory for which it has been granted. Likewise, to the Knowledge of the Transferors, the Intellectual Property Rights, except those withdrawn Intellectual Property Rights identified in Annex 5.1.11, are not under any other cause of cancellation and/or expiration.

(xii)                  The Transferors have taken reasonable measure to safeguard the confidentiality and value of the Intellectual Property Rights comprising trade secrets or other confidentiality information and have entered with each relevant employee and contractor into confidentiality agreements. There have been no disclosures by any Transferor or Transferor’s employee or contractor of the confidential information or trade secrets.

(xiii)               The Community Trademark with registration number 6811046 and the PCT patent application with number PTC/EP2008/065455 are the only Intellectual Property Rights owned by the Transferors with third parties. The Transferor shall make their best efforts in order to permit the Newco’s use of these two Intellectual Property Rights as from the date hereof as they are currently being used for the Activity and to transfer their rights on such Intellectual Property Rights as provided in Clause 3.5.4.

5.1.12.  Litigation

Except from those expressly disclosed in Annex 5.1.10 (ii) and Annex 5.1.12 attached hereto, there are no writs, actions either court or out-of-court, claims, disputes, legal or administrative proceedings, arbitration proceedings, complaints, prosecutions or investigations in progress or pending (nor to the Knowledge of the Transferors are there any contemplated), which affect the Activity, either actively (e.g. plaintiff) or passively (e.g. defendant).

The Transferors have not breached any legal judgement, administrative decision or final arbitration award in relation to the Activity.

The Transferors have not brought actions, nor do they presently intend to bring actions or proceedings against third parties in relation to the Activity.

5.1.13.  Product liability

The products designed, manufactured and commercialised by the Transferors are correctly designed and manufactured and are appropriately packaged for sale, therefore there are not pending (nor to the Knowledge of the Transferors are any contemplated) claims regarding defective products or products which may have caused or potentially cause any damage, except as indicated in Annex 5.1.12.

5.1.14.  Compliance with competition

In relation with the Activity the Transferors comply with the applicable regulations with regard to competition law or other regulations with similar purpose and are not required to carry out any communication or to obtain any authorisation with regard to the aforementioned regulations. The Transferors have not received any communication or notice, whether formal or not, with regard to the commencement of proceedings regarding competition or the likes matters regarding the Activity.

5.1.15.  Compliance with environmental regulations

The Activity complies with the relevant administrative and environmental regulations applicable in Spain and specifically the emissions produced by the Activity comply with the legal limits, and there are no and there have not been any hazardous or toxic substance or waste at any property where the Activity is carried out, which have resulted in or are reasonably likely to result in liability for soil or groundwater pollution.

Neither the Premises, nor the site, soil and underground water where they are located is polluted or have been used by the Transferors for any purpose which has or may have resulted in pollution thereof. There are no installations, such as underground storage tanks or landfill sites, or activities that, presently, can have implied soil or underground water pollution. No third party acting on behalf or for the account or benefit of the Transferors has caused the pollution of any soil or water. There are no polluted soils or water which may in any manner negatively affect the Acquirer or third parties, or the Activity.

5.1.16.  Compliance with tax regulations

The Transferors have materially complied with tax regulations. In particular, The Transferors have timely filed, or have caused to be timely filed on its behalf, all tax returns required to be filed by them in accordance with all legal requirements. All such tax returns were true, correct and complete in all respects. All taxes owed by the Transferors (whether or not shown on any tax return) have been timely paid in full. No claim has ever been made by an authority in a jurisdiction where the Transferors does not file tax returns that the Transferors are or may be subject to taxation by that jurisdiction, and there is no basis for any such claim to be made. There are no encumbrances with respect to taxes upon any of the Transferred Assets or Phase II Assets.

The Transferors have not materially benefited from any incentive or tax regime whereby they were obliged to comply with any requirements or undertakings whatsoever.

The Transferors have not received any notices regarding the commencement of any tax audit for review or investigation in relation to the Business.

5.1.17.  Compliance with applicable law

Except as otherwise expressed in this Agreement, the Activity has been carried out and shall be carried out up to Closing Date of Phase I, at all times, in compliance with the relevant laws and regulations applicable in Spain and, specifically, in compliance with the obligations of producers of industrial and packaging waste, and with all relevant data protection and consumer protection laws and regulations.

5.1.18.  Notification of the Transaction to antitrust authorities

For the purposes of the analysis carried out by the Acquirer with regard to the need to notify the Transaction to the antitrust authorities, the Transferors represent and warrant that the sales figures referred to their respective businesses and provided by them that are herein collected in Annex 5.1.18 are correct.

5.2.                 Representations and Warranties of PGI and the Acquirer

PGI and the Acquirer hereby represent and warrant to the Transferors that the representations and warranties set out in this clause are true, correct and completely accurate on the date of this Agreement, and that the same shall continue to be true, correct and accurate with respect to the Acquirer and PGI, on the Closing Dates.

5.2.1.  Legal Status and capacity

PGI and Newco have been duly incorporated and validly exist in accordance with the laws of the jurisdiction of its incorporation, registered in the relevant public registries, with full legal personality under the laws of their jurisdiction.

PGI and Newco have the necessary capacity to enter into this Agreement and to perform each and every one of the obligations assumed by virtue of the same, in such a way that the obligations arising from this Agreement are valid and binding for them and enforceable against it. In particular, they have obtained any and all necessary consents from their shareholders and/or their Board of Directors, as required.

PGI and Newco have not been declared insolvent (or in any other similar situation) and there is no action or petition pending a ruling in that connection. There is no circumstance that might give rise to any such proceeding. PGI and Newco have not been the object of any wind-up or liquidation, and nor are any proceedings pending that aim to attain wind-up or liquidation. PGI and Newco have not incurred in any legal cause for wind-up.

Without prejudice to the condition precedent agreed in Clause 3.2 (iii), they have the necessary financial capacity to meet their obligations under this Agreement, and in particular, the payment obligations.

5.2.2.  Share capital of PGI and title to Class A Shares

The outstanding issued capital of PGI consists as of 19,813,431 shares of Class A Common Stock, 86,169 shares of Class B Common Stock, 24,319 shares of Class C Common Stock, no shares of Class D Common Stock, no shares of Class E Common Stock no shares of Preferred Stock, no options and no warrants, which represent all the equity of PGI. All of the classes of capital stock have a par value of $.01 per share..

As of the Closing Phase I, Acquirer will own the Class A Shares to be transferred to the Transferors as Consideration for Phase I free and clear of all liens and encumbrances and such Class A Shares will be duly authorized, fully paid, validly issued and non-assessable either by PGI or a third party.

As of the Closing Phase I, any provisions of the Amended and Restated Certificate of Incorporation of PGI or any relevant shareholders agreement to which PGI is a party regarding free transferability of such Class A Shares will have been complied with or will not apply, and Acquirer may transfer such Class A Shares in accordance with the terms set forth in the Agreement.

No approval or consent of PGI’s shareholders is required to transfer such Class A Shares in accordance with the terms set forth in the Agreement.

The Amended and Restated Certificate of Incorporation of PGI was duly filed with the Secretary of State of the State of Delaware.

5.2.3.  PGI financial statements

Annex 5.2.3 attached hereto contains the unaudited interim consolidated financial statement of PGI which present, in all material respects, the financial condition of PGI as of July 4, 2009. No cash dividends or distributions have taken place since the date of the financial statements included in Annex 5.2.3.

5.2.4.  No conflict

The execution and performance of this Agreement and of the other documents which are to be executed or performed in accordance with the terms of this Agreement, together with the performance of all of the operations contemplated in this Agreement or in said documents, by the Acquirer and PGI:

(a)                        does not entail the breach of laws, regulations, orders, norms or judgement applicable to them;

(b)                       does not entail conflict with contracts, agreements or instruments to which they are party; and

(c)                        does not entail the breach of the provisions of the articles of association of them.

In this regard, they have obtained any and all necessary consents and permits which may be necessary for the execution and performance of this Agreement.

5.3.                 Nature of the representations and warranties

The representations and warranties above are an essential part of the entering into of this Agreement by the Parties. The representations and warranties shall remain in force upon the execution of this Agreement and shall be deemed repeated on the Closing Dates.

The Parties agree that the right given to the Acquirer to claim damages and indemnities against the Transferors under this Agreement shall in no way be limited or prejudiced by the fact that the Acquirer has undertaken a limited commercial, financial, tax and legal review or by the fact that information about any potential contingency or liability is disclosed to the Acquirer by the Transferors in this Agreement or its schedules, without prejudice and in spite of the actual or potential knowledge that the Acquirer may have gained of the Activity and the Business before entering into this Agreement.

6.                           LIABILITY REGIME

The Transferors, Corinpa, the Acquirer and PGI shall keep each other harmless and shall indemnify each other for any damages, losses, harm, costs or expenses of any kind (“Damages”), in accordance with the provisions of the Spanish Civil Code regarding the compensation for damages and the relevant case law, whether they arise from claims, actions, obligations, fines, penalties or any other kind of liability whatsoever giving rise to such Damages, which either the Transferors or the Acquirer may actually suffer pursuant to any of the indemnification events described under Clauses 6.1.1 and Clause 6.1.2 below (the “Indemnification Events”), within the limits herein agreed.

With regard to the Transferors liability, the sale of the Business has been agreed as a going concern. Therefore, article 1,532 of the Spanish Civil Code shall apply, although this does not prejudice the specific Transferors’ liability regime agreed between the Parties in this Agreement.

6.1.      Indemnification events

6.1.1.        Acquirer’s and PGI’s liability

The Acquirer and PGI shall, jointly and severally, keep the Transferors harmless from any actual Damages which the Transferors may suffer as a result of any of the following Indemnification Events:

(a)                        Non-fulfillment by the Acquirer and/or PGI of their obligations arising from this Agreement; or

(b)                       False, incorrect or inaccurate material statements made by the Acquirer or PGI with regard to the representations and warranties made in this Agreement, irrespective of whether the false, incorrect or inaccurate material statement is a consequence of facts, circumstances, acts or omissions, whether known or unknown by the Acquirer or PGI, occurred up to and including the Closing Dates, even if the corresponding Damage appears after the Closing Dates.

The liability of the Acquirer and PGI under this Agreement shall be joint and several (responsabilidad solidaria).

6.1.2.        Transferors’ and Corinpa’s liability

The Transferors and Corinpa shall keep the Acquirer harmless from any actual Damages which the Acquirer or the Business may suffer as a result of any of the following Indemnification Events:

(a)                        Non-fulfillment by the Transferors or Corinpa of their obligations arising from this Agreement;

(b)                       False, incorrect or inaccurate material statements made by the Transferors with regard to the representations and warranties made in this Agreement, irrespective of whether the false, incorrect or inaccurate material statement is a consequence of facts, circumstances, acts or omissions, whether known or unknown by the Transferors, occurred up to and including the Closing Dates, even if the corresponding Damage appears after the Closing Dates; or

(c)                        The specific indemnities established for the Transferors under Clause 6.3;

The liability of the Transferors and Corinpa under this Agreement shall be joint and several (responsabilidad solidaria).

6.1.2.1.                                    Limitation on the Transferors’ and Corinpa’s liability

Claims against the Transferors and Corinpa (including the Specific Indemnities, save as for any Damage in connection with tax matters, that shall be compensated by the Transferors and/or Corinpa in its entire amount as from the first Euro) which do not together exceed the amount of EUR 200,000 (the “Basket”) shall not entitle the Acquirer or PGI to demand an indemnity from the Transferors and/or Corinpa for loss damage or costs which it suffers as a result of the claims. If the Basket is exceeded, the Acquirer shall be entitled to demand an indemnity from the Transferors for the exceeding amount of the claim or claims.

The maximum amount of the Transferors’ and Corinpa’s liability under this Agreement shall be EUR 4,000,000. Other than the exceptions mentioned below, the Acquirer shall not be entitled to bring any claim against the Transferors and/or Corinpa for any indemnity or liability whatsoever arising from the transactions contemplated in this Agreement once the maximum aggregate amount of the compensations paid to the Acquirer have reached said maximum amount.

However, with the only exception of the Basket, the liability of the Transferors and Corinpa shall not be subject to any limitation in amount in the following cases:

(i)         liabilities deriving from the Specific Indemnities listed under Clause 6.3 (although in respect of Damages arising from tax matters, the Basket does not apply);

(ii)        environmental liabilities; and

(iii)       liabilities deriving from the falseness, incorrectness and inaccuracy of the working capital representation and warranty included in Clause 5.1.5. and in third-to-last paragraph in Clause 4.1.

6.2.      Indemnification term

The Transferors and Corinpa shall be liable provided that the claims made by the Acquirer under this liability regime through the relevant Notice of Non-Third Party Claim or a Notice of Third Party Claim, as relevant, are made within eighteen (18) months from the relevant Closing Date applicable to the Transferred Assets, the Phase II Assets and the Intellectual property Rights.

The above notwithstanding, as regards the Transferors’ and/or Corinpa’s liability under this Agreement based on tax, labour, Social Security, health and safety at works (prevención de riesgos laborales) or any other administrative or environmental liabilities or obligations, including the Specific Indemnities of such nature listed under Clause 6.3, the Indemnification Term (as this term is defined below) shall be extended until the expiry of the statute of limitations term provided for by the law applicable to each liability or obligation.

Either the eighteen (18) months limitation term or the extended term pursuant to the relevant legal statute of limitations, as applicable, shall be deemed the “Indemnification Term”.

The Indemnification Term shall be interrupted with regard to those liabilities or claims which are notified by the Acquirer to the Transferors within such Indemnification Term.

6.3.      Specific indemnities

Without prejudice to the reference of the following elements in the corresponding representations and warranties, as the case may be, revealed to the Acquirer in this Agreement, in any of its Annexes or otherwise directly or indirectly known to it, the Transferors and Corinpa undertake to indemnify and keep the Acquirer harmless for any actual Damage resulting from:

A.                          acts, omissions, circumstances or events occurring on or before the Closing Date of Phase I, even if such Damage crystallizes or materializes after the Closing Date of Phase I, in connection with or as a result of:

(i)                        tax matters;

(ii)                     labour matters concerning:

(a)                        the consideration of Tesalca and Texnovo as a group of companies together with Corinpa, for labour purposes;

(b)                       any work-related accidents or illnesses suffered by the Transferors’ employees (including penalties and claims for damages, but not surcharges over Social Security benefits -which are dealt with in Clause 5.1.10.) due to potential infringements on health and safety measures;

(c)                        the termination (with or without subsequent integration as Newco’s employees) of the self-employment relationships of Mr. Mariano Martín Hernández, Mr. Ramón Martínez Burló and Mr. Ramón Rull Agrás to the extent that such termination (with or without subsequent integration as Newco’s employees) is made not later than six (6) months after Closing Date of Phase I. For the sake of clarity, this specific indemnity covers only Damages of a labour nature but in no event can be understood as covering any claims of a civil nature that may be raised by the said self-employees due to the unilateral and unfair termination of any of these contracts by the Acquirer;

(d)                       Damages arising from the potential non-fulfillment of the collective dismissal procedure in the several objective dismissals that took place in the Transferors during 2008.

(iii)                    The potential obligation to pay any amounts as a consequence of a potential claim brought by Texol S.r.L. against Tesalca.

(iv)                   Any conflict with or breach and/or termination of any of the agreements listed in Annex 6.3 (iv) due to exclusively the execution and performance of this Agreement.

(v)                      Any payment obligation (including any expenses or costs related to the obtaining of an equivalent software that may permit Newco to operate the Activity as it is currently operated) arising from (a) the transferring to Newco of the use of the software program named P7 as a consequence of a claim filed by the company Infor Business Solutions, S.A or its successors on the rights over the program P7; or (b) lack or failure to obtain the consents required for the transfer of any of the Intellectual Property Rights included in Annex 5.1.11 bis identified as critical (“C”).

(vi)                   The lack or failure to obtain the consents required for the transfer of any of the Business licenses referred to in Annex 5.1.9 bis.

(vii)                The potential infringement by the Transferors of data protection in force.

(viii)             Fines or any other costs (for example, works to be carried out on the Premises) imposed to any Party as a consequence of the lack of compliance with administrative regulations in force and in particular, with the eventual non fulfillment by Texnovo and/or Tesalca of its environmental license and of the favourable environmental initial verification of the industrial premises. For these purposes, where applicable, the Transferors and the Acquirer shall cooperate towards obtaining the relevant licenses in the most efficient manner;

and/or

B.                          any potential liabilities or obligations of any kind (including in connection with tax matters) which may arise exclusively from or in connection with the merger between Tesalca and Texnovo mentioned in Clause 4.2.

6.4.      Indemnification procedure

If an Indemnification Event not caused by a third party claim occurs, the Party suffering such Indemnification Event, acting with the diligence of an orderly entrepreneur when it learns of any circumstance that might give rise to an Indemnification Event, shall communicate to the other Party at the latest within five (5) business days from the date in which it learned such circumstance (i) an explanation of the specific event which constitutes an Indemnification Event; (ii) the amount of the Damages actually suffered or which may be suffered by such Party; and (iii) the clause of this Agreement providing for the grounds for such claim (the “Notice of Non-Third Party Claim”).

The Notice of Non-Third Party Claim shall be accompanied by reasonable and applicable documents. Such Notice shall interrupt the Indemnification Term only for each specific claim.

Except for third party claims, for which Clause 6.5 will apply, the Parties shall negotiate in good faith during one (1) month upon receipt of the Notice of Non-Third Party Claim, and:

(i)                          In the case where the Parties reach an agreement, the responsible Party shall indemnify the other Party within ten (10) business days since the date of the relevant agreement.

(ii)                      In the case where the Parties do not reach an agreement, the Party suffering the Indemnification Event shall pursue indemnification in accordance with Clause 6.

6.5.      Third party claims

Where claims or proceedings are brought by third parties (whether they are connected with employment, administrative or any other kind of issue), which may require the payment of an indemnification by the Transferors and/or Corinpa in accordance with the terms of this Agreement, the Transferors may take over the defence and opposition to the claim in question, provided that Transferors assume vis-à-vis the Acquirer the liability of the claim and bear all of the costs and expenses arising from said defence or opposition, except in the case where the exercise of such right by the Transferors may jeopardize the goodwill or reputation of the Acquirer, in which case the Parties shall jointly take over the defence, and each Party shall bear its own costs. In the event of joint defence, any decision to settle the claim shall be made jointly by the Parties.

In order to exercise this right of opposition, the Acquirer shall immediately give notice to the Transferors of the existence of a claim (the “Notice of Third Party Claim”). If within ten (10) days from the date of such notice being given (or three working days prior to the date upon which the legal time limit expires for the defence of the claim in question, if said date is prior to the said period of ten (10) days) the Transferors do not give notice to the Acquirer of its decision to defend, it shall be deemed that they waive their right to defend. In such circumstances, the Acquirer shall reasonably and diligently defend the claim in question.

If the Transferors have taken on the defence and it is necessary to create a security or a guarantee, or assign whatever amount in order to defend the claim, the Transferors shall constitute or arrange at its cost the security or guarantee which is required, or assign on behalf of the Acquirer the amount which is required within the time limits indicated in the preceding paragraph.

With regard to this third party claim, the Parties agree as follows:

(i)                           If the Transferors have taken on the defence of the claim, they shall be obliged in such circumstances to indemnify the Acquirer for the amounts which arise as a result of the same, once a final judgement on the third party claim is awarded.

(ii)                        If the Transferors have not taken on the defence of the claim, the Acquirer shall communicate the outcome of the dispute related to such third party claim to the Transferors once a final judgment has been awarded.

6.6.      Right of set-off

The Acquirer shall be entitled to set off the amounts arising from any Damages actually suffered by the Acquirer under this Agreement and/or any other agreement contemplated herein, against any amounts to be paid by the Acquirer to the Transferors except for the monthly rent under the Sub-lease Agreement mentioned in Clause 2.4.1 above (that shall be entirely applied to repay the Re-financed Bank Debt, except according to Clause 5.2 thereof), to the extent that any of these amounts are totally or partially outstanding and only in compliance with the conditions established in the Spanish Civil Code.

6.7.      Bank guarantee

Without prejudice to the Transferors and Corinpa personal and unlimited liability pursuant to Section 1,911 of the Spanish Civil Code, in order to secure the proper fulfillment of the obligations of the Transferors to indemnify the Acquirer for any liabilities which may arise in connection with tax matters according to this Clause 6 above, the Transferors on the Closing Date shall deliver to the Acquirer an irrevocable, unconditional first demand joint and several bank guarantee issued by a reputable Spanish bank in the amount of one and a half million (EUR 1,500,000) (the “Secured Amount”), substantially in the form attached hereto as Annex 6.7. (the “Bank Guarantee”). The Bank Guarantee shall remain in force only up and until February 28, 2014. The Secured Amount will be automatically reduced, to the extent that no Indemnification Event somehow related with tax matters has occurred and been communicated to the Transferors pursuant to the procedure laid down in Clause 6, in accordance with the following breakdown:

Date	Reduction
28/02/2010	10%
28/02/2011	25%
28/02/2012	25%
28/02/2013	25%
28/02/2014	15%

6.8.      PGI’s guarantee

PGI jointly and severally guarantees the fulfillment of this Agreement by Newco.

7.         NON-COMPETITION AND NON-SOLICITATION

The Transferors and Corinpa undertake that they: (i) shall not start, carry out, join, or engage as an employee in or as a consultant to, a business which is or may be a direct or indirect competitor of the Activity without the prior written consent of the Acquirer; and (ii) shall not offer any employment or services agreement to any of the Transferred Employees which may entail the termination of the employment relationship between the Acquirer and the Transferred Employees, within a period of two (2) years from the Closing Date of Phase I.

In the event that any of the Transferors and/or Corinpa breaches the aforementioned obligations during the referred non competition period, the Acquirer, without prejudice to the right to claim damages and losses arising from such breach, shall also have the right to claim from the breaching, as liquidated damages, the amount of one million and a half euros (EUR 1,500,000). The Transferors and Corinpa expressly recognise that the remedy of liquidated damages in the event of breach, and the mutually agreed amount are appropriated taking into account the essential nature of this non competition and compliance obligation for the Acquirer’s decision to enter into this Agreement.

For the sake of clarity, it is understood that the activity of manufacture and sale of high-loft and needlepunch non-wovens developed by certain subsidiaries of the Corinpa Group, does not compete with the Activity.

In turn, PGI and the Acquirer undertake not to, directly or indirectly, hire any employee included in Corinpa’s payroll within a period of 2 years running from the Closing Date of Phase I, unless the person concerned has been dismissed by Corinpa.

8.         TRANSFERORS’ ADDITIONAL COVENANTS

8.1.      Tax certificate

The Transferors shall give their consent and perform the necessary actions in order for the Acquirer to request and obtain a tax certificate in connection with each of the Transferors, issued by the relevant tax authorities, with a view to verifying their fulfillment of their tax obligations in connection with the Activity.

8.2.      Post-Closing transition services

The Transferors and Corinpa shall cooperate with the Acquirer after Closing Phase I and Closing Phase II by rendering those services which may be necessary in order to ensure a smooth transition of the transfer of the Business, such as payrolls, accounting, computer systems or similar services.

8.3.      Intellectual Property Rights

With regard to the Intellectual Property Rights listed in Annex 5.1.11 bis which have not been identified as critical for running the Activity, and except for any royalty to be paid under the corresponding license agreement for their use until the Closing Date of Phase I -which will be paid by Newco-, Transferors and Newco shall comply with any obligation derived from these license agreements and shall use their best efforts to procure that Newco is authorized to use the Intellectual Property Rights before and after Closing Phase II as they are currently used for the Activity.

In particular, but not limited to, obtaining all consents from third parties that are required for Newco to use the Intellectual Property Rights, or obtaining any equivalent Intellectual Property Rights that may permit Newco to operate the Activity as it is currently operated, without interruptions or limitations.

9.         TRANSFERORS’ REPRESENTATIVES

The Transferors hereby irrevocably appoint Mr. José Durany Pich and Mr. Juan Pich-Aguilera Roca as their representatives with regard to this Agreement (the “Transferors’ Representatives”), granting them powers and faculties as broad as necessary to act jointly in their name and behalf and, in particular:

(i)                           to exercise any right arising from the Agreement;

(ii)                        to receive or send any notice from or to the Acquirer or PGI;

(iii)                     to file and defend any claim or lawsuit, in or out of court, or in arbitration, against the Acquirer and/or PGI;

(iv)                    to receive and defend any claim or lawsuit, in or out of court, or in arbitration, from the Acquirer and/or PGI; and

(v)                       to carry out any other acts in the name and on behalf of the Transferors.

All the above in a manner that any communication, notification, claim, lawsuit or act of the Acquirer sent to, filed against or carried out with the Transferors’ Representatives will be binding upon all Transferors; and any communication, notification, claim, lawsuit or act of the Transferors sent to, filed against or carried out with the Acquirer shall only be binding if sent, filed or carried out by the Transferors’ Representatives.

The Transferors may change their representatives from time to time, so notifying in writing to PGI and the Acquirer.

10.       PUBLIC ANNOUNCEMENTS

The consent of both Parties shall be necessary for any disclosure to the general public regarding the existence of the Transaction and/or the Agreement. The foregoing shall not preclude any disclosures required by law and any disclosure required for U.S. traded public companies.

11.       NOTICES

Any notice between the Parties in connection with this Agreement shall be made in writing either by courier, registered mail or facsimile to the following contact persons, addresses and fax numbers (or as subsequently changed by notice duly given):

The Acquirer

Attention: General Counsel

Address: 9335 Harris Corners Parkway, Suite 300

Charlotte, NC 28269 USA

Facsimile: 704.697.5120

E-mail: RikardD@pginw.com

Copy to: Eduardo Geli

Address: Uría Menéndez Abogados, S.L.P., Avenida Diagonal, 514 (08006) Barcelona

Facsimile: 34934165111

E-mail: egp@uria.com

The Transferors and Corinpa

Attention: Mrs. José Durany Pich and Juan Pich-Aguilera Roca

Address: 31-3ª Anglí, 08017 (Barcelona)

Facsimile: 34 933041326

E-mail: jdurany@grupocorinpa.es and juanpich@grupocorinpa.es

Any changes in the foregoing addresses will be notified by the affected party to the other Parties hereto. Otherwise, it will have no effect vis-à-vis the Parties not so notified.

12.       EXPENSES

Each Party shall bear its own expenses incurred as a consequence of the negotiation and execution of this Agreement, as well as any other expenses which may be subsequently incurred in by the Parties as a consequence of the execution of this Agreement. This notwithstanding, the notarial fees for notarisation of this Agreement by virtue of the Closing Deed as well as the related register expenses shall be borne by the Acquirer.

13.       WAIVER

No Party to this Agreement shall be deemed or taken to have waived any provision hereof unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver. No failure or delay on the part of a Party in exercising any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

14.       ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof (thereby substituting any prior one and, in particular, the Non-binding Letter of Intent) and no terms or provisions of this Agreement shall be modified by any prior or subsequent statement, conduct or act of either Party, except that the Parties hereto may (i) amend the Agreement by written instruments specifically referring to and executed in the same manner as this Agreement; or (ii) supplement the Agreement as provided for therein by written instruments executed by both Parties.

Amendments to this Agreement shall be made in a written document signed by the Parties and with the prior written consent of the Agent under the Re-financing Agreement.

15.       SEVERABILITY

Any provision of this Agreement which in any way contravenes the law or which is void, illegal or unenforceable shall be deemed to not be a part hereof and shall be severable there from, and the remainder of this Agreement shall remain in full force and effect.

16.       LAW AND JURISDICTION

This Agreement will be interpreted and enforced in accordance with the laws of Spain.

For the resolution of any and all disputes which may arise out of the interpretation and/or fulfillment of this Agreement, the Parties hereto hereby expressly submit themselves, waiving any rights to other jurisdictions, to the institutional arbitration of the International Chamber of Commerce, under its Rules of Arbitration, by three arbitrators appointed in accordance with those Rules. For the purposes of appointing the relevant arbitrator, the Transferors shall be considered as one party. The seat of the arbitration shall be Barcelona and the language of the arbitration shall be English, unless otherwise agreed upon by the Parties in writing. Documents in Spanish shall be admitted in the arbitration proceeding.

The arbitral award shall be considered as final and binding upon the Parties, and the Parties agree to be bind by the arbitral award.

17.       GOVERNING LANGUAGE

If this Agreement is translated into another language, the governing language of this Agreement will be English.

*     *     *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in two (2) counterparts by their duly authorised officers at the date first above mentioned.

Polymer Group Inc.	Parámetro Tecnológico, S.L.U.

/s/	/s/
Mr. Dennis Edward Norman In Charlotte, October 30, 2009	Mr. Michael Wayne Hale In Charlotte, October 30, 2009

Tesalca-99, S.A.	Texnovo, S.A.

/s/	/s/
Grupo Corinpa, S.L. represented by	Grupo Corinpa, S.L., represented by
Mr. José Durany Pich	Mr. José Durany Pich
In Barcelona, October 30, 2009	In Barcelona, October 30, 2009

/s/	/s/
Texnovo, S.A., represented by	Tesalca-99, S.A., represented by
Mr. Juan Pich-Aguilera Roca	Mr. Juan Pich-Aguilera Roca
In Barcelona, October 30, 2009	In Barcelona, October 30, 2009

Grupo Corinpa, S.L.

/s/	/s/
Mr. José Durany Pich	Mr. Juan Pich Aguilera Roca
In Barcelona, October 30, 2009	In Barcelona, October 30, 2009